UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GLOBAL INDEMNITY LIMITED

(Name of Registrant as Specified in Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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GLOBAL INDEMNITY LIMITED

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 17, 2020

TIME	11:00 A.M. (Cayman Islands Time) on Wednesday, June 17, 2020.

PLACE

Walkers, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9001, Cayman Islands. You will be able to attend the 2020 Annual General Meeting in person by coming to Walkers. If you plan to attend the 2020 Annual General Meeting in person, you will need to bring photo identification and the admission ticket attached to your proxy card. If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 2, 2020). You will not be able to vote shares held through a bank, broker or other nominee in person at the 2020 Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the 2020 Annual General Meeting. For directions to the 2020 Annual General Meeting, please call +1 (345) 949-0100.

We currently intend to hold our 2020 Annual General Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic; and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. For these reasons, there is a possibility that the date, time, or location of our 2020 Annual General Meeting will change. In the event it is not possible or advisable to hold our 2020 Annual General Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. We plan to announce any such updates on our Investor Relations section of our website at www.global-indemnity.com, and we encourage you to check this website prior to the meeting if you plan to attend.

ITEMS OF BUSINESS

(1)   By separate resolutions, to elect as directors the following individuals to the Board of Directors of Global Indemnity Limited:

(a) Saul A. Fox             (b) Joseph W. Brown   (c) Michele A. Colucci

(d) Seth J. Gersch         (e) Jason B. Hurwitz       (f) Bruce R. Lederman

(g) Cynthia Y. Valko      (h) James D. Wehr

(2)   To act on various matters concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity Limited to vote, as proxy, on such matters.

(3)   To ratify the appointment of Global Indemnity Limited’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to determine its fees.

(4)   To approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in the proxy statement for the 2020 Annual General Meeting.

(5)   To transact such other business as may properly be brought before the 2020 Annual General Meeting or any adjournments or postponements thereof.

The foregoing items, including the votes required in respect of each item, are more fully described and the full text of the proposals are set forth in the proxy statement accompanying this Notice of Annual General Meeting of Shareholders.

RECORD DATE

The Board of Directors has fixed the close of business (Eastern) on April 2, 2020 as the record date for the 2020 Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the 2020 Annual General Meeting or any adjournment or postponement thereof.

VOTING BY PROXY

You may vote your shares in person or by mail, by completing, signing and returning the enclosed proxy card by mail. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

By Order of the Board of Directors

STEPHEN W. RIES - Secretary

April [    ], 2020

Registered Office: 27 Hospital Road

George Town, Grand Cayman KY1-9008

Cayman Islands

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THE PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE 2020 ANNUAL GENERAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

Page
General Information
Company Information	1
Voting and Revocability of Proxies	1

Proposals Requiring Shareholder Vote
Proposal One (A) Through One (H): Election of Directors	5
Proposal Two (A) and Two (B): Various Matters Concerning Global Indemnity Reinsurance Company, Ltd. and Authorization of Global Indemnity plc to Vote, as Proxy, on such Matters	9
Proposal Three: Ratification of Appointment of Global Indemnity Limited’s Independent Auditors and Authorization of the Board of Directors to Determine Its Fees	11
Proposal Four: Non-Binding Advisory Vote on Executive Compensation	13

Board of Directors and Certain Governance Matters
Board Structure	14
Meetings and Independence Requirements	14
Board Committees	15
Shareholder Nominations to Our Board of Directors and Other Shareholder Communications	17
Executive Sessions	17
Corporate Governance Guidelines and Code of Business Conduct and Ethics	17
Director Compensation	18
Executive Officers	24

Executive Compensation
Compensation Discussion and Analysis	25
Introduction	25
Committee Activities and Compensation Paid To Named Executive Officers With Respect to 2019	25
Our Compensation Philosophy	25
Other Considerations	32
Say-on-Pay and Say-on-Frequency	34
Compensation Committee Report	35
Executive Compensation Tables, Employment Agreements, and CEO Pay Ratio	35

Additional Information
Compensation Committee Interlocks and Insider Participation	50
Principal Shareholders and Security Ownership of Management	50
Related Party Transactions	53
Audit Committee Report	56
Shareholder Proposals	57
Delinquent Section 16(a) Reports	57
Other Matters	57
Householding	57

i

GLOBAL INDEMNITY LIMITED

27 Hospital Road

George Town, Grand Cayman KY1-9008

Cayman Islands

www.global-indemnity.com

+1 (345) 949-0100

PROXY STATEMENT

The 2020 Annual General Meeting of Shareholders (the “Annual General Meeting”) of Global Indemnity Limited will be held at Walkers, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9001, Cayman Islands, at 11:00 A.M. (Cayman Time) on June 17, 2020. On or about April 30, 2020, we mailed you a proxy card, the proxy statement for the Annual General Meeting (the “Proxy Statement”), and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “10-K”) (collectively, the “Proxy Materials.”)

Our Board of Directors has fixed the close of business on April 2, 2020 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual General Meeting and any adjournments or postponements thereof.

We currently intend to hold our 2020 Annual General Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic; and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. For these reasons, there is a possibility that the date, time, or location of our 2020 Annual General Meeting will change. In the event it is not possible or advisable to hold our 2020 Annual General Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. We plan to announce any such updates on our Investor Relations section of our website at www.global-indemnity.com, and we encourage you to check this website prior to the meeting if you plan to attend.

COMPANY INFORMATION

Global Indemnity Limited was incorporated on February 9, 2016 and its A ordinary shares began trading on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “GBLI” on November 7, 2016 as result of a redomestication transaction from Ireland to the Cayman Islands (the “Redomestication”). Our predecessor companies have been traded on the NASDAQ since 2003. Our website is www.global-indemnity.com. Information on our website is not incorporated into this Proxy Statement.

References in this Proxy Statement to “Global Indemnity,” “Company,” “we,” “us,” and “our” refer to Global Indemnity Limited and our consolidated subsidiaries unless the context requires otherwise or, prior to November 7, 2016, to Global Indemnity plc.

VOTING AND REVOCABILITY OF PROXIES

If, at the close of business on April 2, 2020, you were a shareholder of record, you may vote your shares by proxy either by mail or by attending the Annual General Meeting, or any adjournments or postponements thereof.

For shares held through a bank, broker or other nominee, you may vote by following the instructions provided by your bank, broker or nominee to submit voting instructions to your bank, broker or other nominee. You may revoke your proxy or proxies at the times and in the manners described below.

If you are a shareholder of record or hold shares through a bank, broker or other nominee and are voting by proxy, in order to be counted your mailed proxy card must be received by 11:59 p.m. (Cayman Time) on June 15, 2020.

To Vote By Proxy:

For Shareholders of Record, By Mail:

When you receive the proxy card, mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the postage-paid envelope that will be provided to you.

If Shares Held Through a Bank, Broker, or Other Nominee:

Follow the instructions provided by your bank, broker or other nominee to submit your voting instructions to your bank, broker or other nominee.

To Vote In Person:

For Shareholders of Record:

You can attend the Annual General Meeting and vote your shares in person. If you vote by proxy and also attend the Annual General Meeting, there is no need to vote again at the Annual General Meeting unless you wish to change your vote. To attend the Annual General Meeting in person, you must bring photo identification along with your admission ticket attached to your proxy card. Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual General Meeting.

If Shares Held Through a Bank, Broker, or Other Nominee:

If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 2, 2020). You will not be able to vote such shares in person at the Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the Annual General Meeting.

General:

Failure to bring any of the documentation above may delay your ability to attend, or prevent you from attending, the Annual General Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual General Meeting.

For directions to the Annual General Meeting, please call +1 (345) 949-0100.

The following proposals are scheduled to be voted on at the Annual General Meeting:

•	Proposal One (a) through One (h): By separate resolutions, to elect as directors the following individuals to the Board of Directors of Global Indemnity Limited:

(a) Saul A. Fox	(b) Joseph W. Brown	(c) Michele A. Colucci	(d) Seth J. Gersch
(e) Jason B. Hurwitz	(f) Bruce R. Lederman	(g) Cynthia Y. Valko	(h) James D. Wehr

•	Proposal Two: To act on various matters concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity Limited to vote, as proxy, on such matters.

•	Proposal Three: To ratify the appointment of Global Indemnity Limited’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to determine its fees.

•

Proposal Four: To approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in the proxy statement for the 2020 Annual General Meeting.

In addition, if any other matters are properly brought up at the Annual General Meeting (other than the proposals contained in this Proxy Statement) or any adjournments or postponements thereof, then the individuals named in your proxy card will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board of Directors currently does not know of any matters to be raised at the Annual General Meeting other than the proposals contained in this Proxy Statement.

On the record date, 10,185,459 A ordinary shares and 4,133,366 B ordinary shares of Global Indemnity were issued and outstanding. On each matter voted on at the Annual General Meeting and any adjournment or postponement thereof, each record holder of A ordinary shares will be entitled to one vote per share and each record holder of B ordinary shares will be entitled to ten votes per share. The holders of A ordinary shares and the holders of B ordinary shares will vote together as a single class.

The required quorum for the Annual General Meeting consists of one or more shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual General Meeting. For each of the proposals being considered at the Annual General Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. For Proposal Two, the approval of a matter concerning Global Indemnity Reinsurance Company, Ltd. (“Global Indemnity Re”), a subsidiary of Global Indemnity, must be submitted for approval by our shareholders pursuant to our Articles of Association, and requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote the shares of Global Indemnity Re at the Global Indemnity Re annual general meeting in the same proportion as the votes received at the Annual General Meeting from our shareholders on this proposal. Proposal Four, the approval of the compensation of the named executive officers, is a non-binding, advisory vote.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter and will have no effect on the outcome of such matter, but will be counted in determining whether a quorum is present. Proxies submitted by banks, brokers, or other nominees that do not indicate a vote for one or more of the proposals because the bank, broker, or other nominee does not have discretionary voting authority, but does have discretionary authority to vote on at least one proposal, and has not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Banks, brokers, or other nominees holding shares in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Global Indemnity Limited’s independent auditors for the fiscal year ending December 31, 2020. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

You may vote your shares at the Annual General Meeting in person or by proxy. All valid proxies received before the Annual General Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows at the Annual General Meeting or any adjournments or postponements thereof:

•	“FOR” the election of all nominees for director of Global Indemnity Limited named herein.

•	“FOR” the matters concerning Global Indemnity Re, including the election of all nominees for director and alternate directors named herein.

•	“FOR” the ratification of the appointment of Global Indemnity Limited’s independent auditors and the authorization of our Board of Directors acting through its Audit Committee to set their fees.

•

“FOR” the approval of the compensation of Global Indemnity Limited’s named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in this Proxy Statement.

Except as discussed under “Proposal Two — Matter Concerning Global Indemnity Reinsurance Company, Ltd.,” if any other business is properly brought before the Annual General Meeting, shares subject to proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the discretion of the persons voting such proxies. If you are a shareholder of record, you may change your vote and revoke your proxy by:

•

Sending a written statement to that effect to our Corporate Secretary c/o Global Indemnity Limited, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands, Attn: Walkers, provided such statement is received no later than 11:59 p.m. (Cayman Time) on June 15, 2020;

•	Submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m. (Cayman Time) on June 15, 2020; or

•	Attending the Annual General Meeting and voting in person.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JUNE 17, 2020

The Proxy Statement and Annual Report on Form 10-K are available on or about

April 30, 2020 at:

https://www.envisionreports.com/GBLI

PROPOSAL ONE (A) THROUGH ONE (H): ELECTION OF OUR DIRECTORS

Our Articles of Association provide that the size of our Board of Directors shall be determined from time to time by our Board of Directors, but unless such number is so fixed, our Board of Directors will consist of seven directors. The number of directors on our Board of Directors is currently fixed at eight. Our current directors are Saul A. Fox, Joseph W. Brown, Michele A. Colucci, Seth J. Gersch, Jason B. Hurwitz, Bruce R. Lederman, Cynthia Y. Valko, and James D. Wehr. Our Board of Directors has nominated eight persons for election as directors whose terms will expire at the 2021 Annual General Meeting of Shareholders, or when their successors are duly elected and qualified. Our current nominees, each of whom is currently serving as a director, are Saul A. Fox, Joseph W. Brown, Michele A. Colucci, Seth J. Gersch, Jason B. Hurwitz, Bruce R. Lederman, Cynthia Y. Valko, and James D. Wehr. If any of the nominees becomes unable to or declines to serve as a director prior to election at the Annual General Meeting, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the Fox Paine Funds, as defined below in Footnote 5 to the Principal Shareholders and Security Ownership of Management Table, and/or the Board of Directors may nominate.

Under our Articles of Association, the Fox Paine Funds, our controlling shareholder, have the right to appoint a number of directors equal in aggregate to the Fox Paine Entities’ percentage beneficial ownership of voting shares of Global Indemnity for so long as the Fox Paine Funds beneficially own shares representing an aggregate of 25% or more of the voting power in Global Indemnity. The Fox Paine Funds and FM Entities (collectively, with Fox Paine & Company, LLC, the “Fox Paine Entities”) beneficially own shares representing approximately 80% and 2% respectively of the voting power of Global Indemnity as of April 2, 2020 and the Fox Paine Funds have the right to appoint seven of our eight directors. All of the directors and nominees listed herein have been nominated in accordance with such provisions and all, except Ms. Valko, were appointed by the Fox Paine Funds.

See “Additional Information – Principal Shareholders and Security Ownership of Management.”

Nominees for Director – Proposals One (a) Through One (h)

Proposal One (a) – Saul A. Fox, 66, has served as a director of Global Indemnity and its predecessor companies since August 2003, as Chairman of the Company since August 2003, as the Company’s Chief Executive Officer from February 2007 to June 2007, and as chief executive of Fox Paine & Company, LLC a private equity firm, from its founding in 1996 through to the date hereof. The Fox Paine Entities constitute the Company’s largest shareholder.

Fox Paine & Company, LLC arranged, on behalf of Global Indemnity, the acquisitions of our predecessor companies, United National, Penn Independent, Penn America Group, Collectibles, and American Reliable. Fox Paine & Company, LLC also arranged and “back stopped” Global Indemnity’s $100 million Rights Offering in 2009, as well as the Company’s 2015 repurchase of 11.7 million Global Indemnity shares (representing 45% of the outstanding shares) for $273 million (including shares subject to repurchase options). Over his 30 year career in private equity, Mr. Fox orchestrated numerous other acquisitions, mergers, divestitures and financing transactions, both in financial services, as well in such areas as energy, independent power generation, medical instruments, and oil and natural gas exploration and production information technology solutions. Prior to founding Fox Paine & Company, LLC, Mr. Fox was a general partner of Kohlberg, Kravis & Roberts & Co. (“KKR”), a global alternative asset manager. During his 13 years at KKR, Mr. Fox led the highly successful acquisitions and divestitures of American Reinsurance, Canadian General Insurance (KKR’s first acquisition outside of the United States), and Motel 6. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins LLP, specializing in tax, business law, and mergers & acquisitions.

Mr. Fox received a baccalaureate degree in Communications from Temple University in 1975 (summa cum laude) and a Doctor of Jurisprudence degree from the University of Pennsylvania School of Law in 1978 (cum laude).

Proposal One (b) – Joseph W. Brown, 71, has served as a director on our Board of Directors since December 2015. Until December 2017, Mr. Brown served on the board of directors of MBIA, Inc. (NYSE: MBI) and until September 2017, Mr. Brown was the Chief Executive Officer of MBIA, Inc. He rejoined MBIA Inc. in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He previously served as Executive Chairman from May 6, 2004 and until he retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer. Mr. Brown’s experience and skills in the insurance and financial guarantee industries were considered when nominating him to our Board of Directors.

Proposal One (c) – Michele A. Colucci, 55, has served as a director on our Board of Directors since December 2019. Currently, Ms. Colucci is the West Coast Ambassador to the Nobel Laureate Foundation, serves on the Board of Nephrosant, Inc., and serves on several advisory boards, including eHealthAnalytics, a digital health startup, and Quatellia, a deep data/AI platform powering decision-based analytics and artificial intelligence in medical and telecommunications. She joined the venture fund DigitalDX Ventures in 2018 and has extensive experience operating in highly regulated verticals and has focused on several areas including fundraising, management, legal (employment, corporate, international, litigation, and torts), negotiations, business strategy, and marketing. Ms. Colucci has worked with the law firms of Ropes & Gray LLP in Washington, D.C.; Curtis Mallet-Prevost, Colt & Mosle LLP in New York; and Hughes, Hubbard & Reed LLP in Los Angeles. Ms. Colucci earned a Bachelor’s degree from Georgetown University, a law degree from Georgetown Law School, and a Masters in Fine Arts from the American Film Institute. Ms. Colucci’s experience and skills in business, technology, and law were considered when nominating her to our Board of Directors.

Proposal One (d) – Seth J. Gersch, 72, has served as a director on our Board of Directors since February 2008. Mr. Gersch is currently on the advisory panel of Fox Paine & Company, LLC. He serves as managing member of Eclipse Assets, LLC that does business as Hindsight Vineyards and Hindsight 20/20, a Napa Valley based winery. He is also a director of govino, LLC, the manufacturer of high-quality plastic wine glasses and related products. He was the chief operating officer of Fox Paine & Company, LLC from 2007 through 2009. Prior to joining Fox Paine & Company, LLC, Mr. Gersch was the chief operating officer and a member of the executive committee of ThinkEquity Partners, LLC from 2004 through 2007. From 2002 through 2004, Mr. Gersch was president and chief executive officer of Presidio Capital Advisors, LLC. In addition, Mr. Gersch held several positions with Banc of America Securities’ predecessor organization, Montgomery Securities and founded the BrokerDealer Services Division of Banc of America Securities where he served as president and chief executive officer. Mr. Gersch is a member of the board of directors of Cradle Holdings (Cayman) Ltd. and previously served as a member of the board of directors of Paradigm, Ltd. He also served as a director of the San Francisco 49ers Foundation, the charitable arm of the San Francisco 49ers football organization. Mr. Gersch received a BBA in accounting and electronic data processing from Pace University. Mr. Gersch’s experience and skills acquired through his business and financial background with international companies was considered when nominating him to our Board of Directors.

Proposal One (e) – Jason B. Hurwitz, 47, has served as a director on our Board of Directors since September 2017. As a principal and advisor during his career, Mr. Hurwitz completed 25 corporate acquisitions totaling $5 billion and served on the Boards of Directors of seven of these companies. Since 2004, he has been managing member of Hurwitz Capital LLC, serving as a consultant to various insurance companies and private equity firms and as a private investor. From 2008 to 2010, Mr. Hurwitz was a managing director of Essex Equity Capital Management LLC where he identified and led investments in securities of insurance, reinsurance, energy and retail companies which generated over $100 million of gain. Mr. Hurwitz served as a director at Fox Paine & Company, LLC from 1997 to 2003, with responsibilities spanning investment due diligence, execution and monitoring, investor relations, and oversight of the firm’s accounting staff. Prior to joining Fox Paine & Company, LLC, Mr. Hurwitz was with McCown De Leeuw & Co. and James D. Wolfensohn Incorporated. He

received a B.S. in Economics (summa cum laude) from The Wharton School, University of Pennsylvania. Mr. Hurwitz’s experience and skills acquired through his investing and consulting background were considered when nominating him to our Board of Directors.

Proposal One (f) – Bruce R. Lederman, 77, has served as director on our Board of Directors since December 2015. Mr. Lederman is a co-founder of a number of companies, including: the 2012 co-founding of Digital PowerRadio, LLC, a company that develops, patents and markets products that more efficiently transmit and store digital information; the 2009 co-founding of Critical Alert Systems, LLC, a company that specialized in providing communication services to hospitals and related medical facilities that was dissolved in 2018; the 2008 co-founding of a hedge fund specializing in purchasing the stock of publicly traded special purpose acquisition companies; and the co-founder of HD Partners Acquisition Corporation, a special purpose acquisition company (AMEX: HDP) that was dissolved in 2008. He is also the co-founder of a company that built and purchased telecommunications towers and a company that manufactured liquid personal care products. Both companies were sold. From 1969 until his retirement as a senior partner in 2000, Mr. Lederman was an attorney at the law firm Latham & Watkins LLP, where he specialized in business transactions. Prior to joining Latham & Watkins, from 1968 to 1969, he was a law clerk to the Honorable Irving Hill, a U.S. District court Judge for the Central District of California. Mr. Lederman attended the London School of Economics and received a B.S. in Economics (cum laude) from the Wharton School – University of Pennsylvania. He obtained his law degree (cum laude) from the Harvard Law School. Mr. Lederman’s legal, financial and entrepreneurial experience and skills were considered when nominating him to our Board of Directors.

Proposal One (g) – Cynthia Y. Valko, 65, has served as a director on our Board of Directors since September 2011. Since September 2011, Ms. Valko has also served as our Chief Executive Officer. From February 2010 to September 2011, Ms. Valko served as Senior Vice President – commercial lines at GMAC Insurance. Ms. Valko served as a management consultant for Cerberus Private Equity directing turnaround/sales transactions for their GMAC Insurance Property and Casualty Business from 2007 through 2010. From 1998 through 2006, Ms. Valko was Chief Operating Officer/Executive Vice President of New York Life International. In this capacity, she was a member of the board of directors of New York Life International, a wholly owned subsidiary of New York Life Insurance Company. She chaired the Mexico subsidiary board of directors of Seguros Monterrey and was a member of the board of directors of HSBC/New York Life Argentina. Prior to joining New York Life International, Ms. Valko held numerous positions of increasing responsibility in the insurance industry beginning in 1976. Ms. Valko received a B.S. in Mathematics from Juniata College. Ms. Valko’s over thirty years of experience as an insurance industry executive, including her experience as an executive officer of insurance companies were considered when nominating her to our Board of Directors. In addition, as our Chief Executive Officer, Ms. Valko is in the best position to understand our operations and business.

Proposal One (h) – James D. Wehr, 63, has served as a director on our Board of Directors since September 2018. From 2009 through 2016, Mr. Wehr served as the Chief Executive Officer of The Phoenix Companies, Inc. (NYSE: PNX), a life insurance and annuities company. He joined Phoenix in 1981 and his early investment positions included credit research, securities trading and portfolio management. He has extensive experience investing in public fixed income securities, as well as private equity, private debt and alternative investments. From 2004 to 2009, Mr. Wehr was Phoenix’s Chief Investment Officer. He retired in 2016 after completing the sale of Phoenix to Nassau Reinsurance Group Holdings, L.P. Mr. Wehr earned a Bachelor’s degree from Fairfield University and a Master of Business Administration from the University of Connecticut. Mr. Wehr’s experience and skills as an executive in the insurance industry and his financial background were considered when nominating him to our Board of Directors.

Required Vote

To be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the Annual General Meeting in person or by proxy. There is no cumulative voting in the election of directors. Under our articles of association, we are required to have at least one director. If no nominee receives a majority of the votes cast at the Annual General Meeting in person or by proxy, then the two nominees with the highest number of votes will be elected to our Board of Directors until his or her successor shall be appointed or elected.

The Board of Directors Recommends Voting “For” Each of the Directors Nominated for Election in Proposal One (a) through One (h).

PROPOSAL TWO (A) AND TWO (B): VARIOUS MATTERS CONCERNING GLOBAL INDEMNITY REINSURANCE COMPANY, LTD. AND AUTHORIZATION OF GLOBAL INDEMNITY LIMITED

TO VOTE, AS PROXY, ON SUCH MATTERS.

General

Under our Articles of Association, if we are required or entitled to vote at a general meeting of certain of our non-U.S. subsidiaries, our Board of Directors must refer the subject matter of the vote to our shareholders at a general meeting and seek authority from our shareholders for our corporate representative or proxy to vote in favor of the resolutions proposed by these subsidiaries. We are submitting the matter described below concerning our subsidiary, Global Indemnity Re, to our shareholders for their approval at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote our shares in Global Indemnity Re in the same proportion as the votes received at the Annual General Meeting from our shareholders on the matters proposed by this subsidiary as described below. The Global Indemnity Re matters require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the annual general meeting of Global Indemnity Re.

We are the sole shareholder of Global Indemnity Re. It is proposed that we be authorized to vote in favor of the following matters at the annual general meeting of Global Indemnity Re or any adjournments or postponements thereof.

Proposal Two (a) — Election of Directors and Alternate Directors of Global Indemnity Re

The board of directors of Global Indemnity Re has nominated three persons for election as directors and two persons for election as alternate directors whose terms will expire at the 2021 annual general meeting of shareholders of Global Indemnity Re, or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve prior to the election at the annual general meeting of Global Indemnity Re, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the board of directors of Global Indemnity Re may nominate.

Set forth below is biographical information concerning the persons nominated for election as directors of Global Indemnity Re:

Stephen Green, 57, has served on the board of directors and as President of Global Indemnity Re since January 2012. Prior to joining Global Indemnity Re, Mr. Green spent 25 years with KPMG. From September 2009 to November 2010, he was the chief executive officer of KPMG’s global captive insurer Park Indemnity. He served as the office managing partner for KPMG in Bermuda from July 2004 to September 2009. From 1998 to July 2004, Mr. Green served as KPMG Bermuda’s head of insurance group. Prior to 1998 Mr. Green served in various positions at KPMG Bermuda and Peat, Marwick Mitchell in the United Kingdom. Mr. Green is a fellow of the institute of chartered accountants in England and Wales. Mr. Green graduated with a B.A. (Hons) in accountancy and finance from Northumberland University in 1985.

Terence J. Power, 67, has served on the board of directors of Global Indemnity Re since October 2013. Since 2003, Mr. Power has served as President of Dyna Management Services, Ltd. Mr. Power has over 30 years of experience in the Bermuda insurance and captive management industry. From 1982 through 2002, Mr. Power was the principal, executive vice president and financial controller for International Advisory Services, Ltd. Prior to that, Mr. Power was with KPMG Bermuda/Moore Stephens & Butterfield. Mr. Power is a Fellow of the Institute of Chartered Accountants in Ireland. Mr. Power received a Bachelor of Commerce from the University College Dublin.

Cynthia Y. Valko, 65, has served on the board of directors of Global Indemnity Re since September 2011. For additional information, see the biographical information for Ms. Valko in Proposal One (g).

Set forth below is biographical information concerning the persons nominated for election as alternate directors of Global Indemnity Re:

Marie-Joelle Chapleau, 41, has served as an alternate director to Stephen Green on the board of directors of Global Indemnity Re and as its Chief Operating Officer since January 2013. Prior to joining Global Indemnity Re, Ms. Chapleau was a senior account manager for JLT Insurance Management (Bermuda) Ltd., where she was responsible for Global Indemnity Re’s outsourced accounting functions. Ms. Chapleau is a certified public accountant, chartered property and casualty underwriter, registered professional liability underwriter and an associate in reinsurance. Ms. Chapleau graduated with a B.A. in finance and international business from Concordia University and certificate in science of accounting from the University of Quebec in Montreal.

Grainne Richmond, 43, has served as an alternate director to Terence J. Power on the board of directors of Global Indemnity Re since October 2013 and is Vice-President at Dyna Management Services, Ltd. where she has been employed since May 2011. Ms. Richmond has over 17 years of experience in accounting and assurance, with the last 11 years spent working in captive management in Bermuda. From 2008 to April 2011, Ms. Richmond was the vice president — client captive services at Artex Risk Solutions, Inc. and assistant vice president from 2005 to 2008. Prior to that Ms. Richmond worked for International Advisory Services Ltd. in Bermuda, PricewaterhouseCoopers in Dublin and Deloitte Touche. Ms. Richmond is a Fellow of the Institute of Chartered Accountants of Ireland, secretary of the Bermuda Insurance Managers Association and a member of the Association of Anti-Money Laundering Specialists.

Proposal Two (b) — Appointment of Independent Auditor

The board of directors of Global Indemnity Re has appointed Ernst & Young, Ltd., Hamilton, Bermuda, (“EY Bermuda”) as the independent auditor of Global Indemnity Re for the fiscal year ending December 31, 2020. At the annual general meeting of Global Indemnity Re or any adjournments or postponements thereof, shareholders will be asked to ratify this appointment. Representatives of EY Bermuda are not expected to be present at the meeting.

Other Matters

In addition to the matter set forth above for which we are soliciting your proxy, we expect that the financial statements of Global Indemnity Re for the year ended December 31, 2019, together with the report of the independent auditors in respect of these financial statements, will be presented for approval at the annual general meeting of Global Indemnity Re in accordance with Bermuda law. We will refer this matter to our shareholders present in person and entitled to vote at the annual general meeting of Global Indemnity Re. We are not asking you for a proxy with respect to this matter and you are requested not to send us a proxy with respect to this matter.

We know of no other specific matter to be brought before the annual general meeting of Global Indemnity Re that is not referred to in this Proxy Statement. If any other matter properly comes before the annual general meeting of Global Indemnity Re, our corporate representative or proxy will vote in accordance with his or her judgment on such matter.

Required Vote

Proposal Two requires the affirmative vote of a majority of the votes cast at the Annual General Meeting in order to ensure passage of the above proposal related to Global Indemnity Re. Our Board of Directors will cause our corporate representative or proxy to vote the shares in Global Indemnity Re in the same proportion as the votes received at the Annual General Meeting or any adjournments or postponements thereof from our shareholders on the above proposal.

The Board of Directors Recommends voting “For” All of the Directors of Global Indemnity Re Nominated for Election in Proposal Two (a) and “For” Proposal Two (b).

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY LIMITED’S INDEPENDENT AUDITOR AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO

DETERMINE ITS FEES

General

The appointment of an independent auditor is made annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed Ernst & Young Global Limited (“EY”) as our independent auditor for the fiscal year ending December 31, 2020. As a matter of good corporate governance, the Audit Committee submits its selection of the independent auditors to our shareholders for ratification in a non-binding vote at the Annual General Meeting. In addition, shareholders will be asked to authorize our Board of Directors acting through its Audit Committee to set the fees for EY. If the shareholders do not ratify the appointment of EY, the selection of our independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

A representative of EY is expected to be available telephonically to respond to appropriate questions from shareholders at the Annual General Meeting. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Auditors

The following table shows the fees that were billed to us by EY for professional services rendered for the fiscal years ended December 31, 2019 and December 31, 2018.

Fee Category	2019	2018
Audit Fees	$1,673,803	$1,719,806
Audit-Related Fees	0	90,719
Tax Fees	346,080	66,820
All Other Fees	0	3,490

Total Fees	$2,019,883	$1,880,835

Audit Fees

This category includes fees for the audit of our annual financial statements and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by EY in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” No payments were made to EY in 2019 for audit-related fees. For 2018, we paid EY $90,719 for expanded audit hours related to proposed international tax structures.

Tax Fees

This category includes fees for tax compliance, tax advice, and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities as well as transfer pricing services. In 2019, we paid EY $142,349 for advice relating to foreign tax matters, $14,754 for advice on a local tax issue, and $8,227 for consulting on U.S. federal tax matters. In 2018, we paid EY $2,302 for tax fees related to consultations on U.S. tax reform.

All Other Fees

This category includes fees for products and services provided by EY that are not included in the categories described above. No payments were made to EY in 2019 for all other fees. For 2018, we paid EY $3,490 for on-line accounting research services. The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining EY independence and concluded that it was.

Pre-Approval of Services

To ensure that our independent auditor maintains the highest level of independence and pursuant to the Audit Committee Pre-Approval Policy, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by our independent auditors. The Audit Committee pre-approved 100% of the fees for audit and non-audit services performed by EY during the year ended December 31, 2019. To ensure that the provision of these services does not impair the independence of our independent auditor, unless a type of service to be provided by our independent auditor and the associated fees have been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the Audit Committee’s separate pre-approval of any proposed services and the associated fees is required. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditor; it does not apply to similar services performed by persons other than our independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in November 2016.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required for the ratification of the appointment of EY as our independent auditor for the fiscal year ending December 31, 2020 and the authorization of our Board of Directors acting through its Audit Committee to set fees for EY.

The Board of Directors Recommends voting “For” Proposal Three.

PROPOSAL FOUR: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in the proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this proxy statement beginning on page 22. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal Four is a follows:

“ Resolved, that the compensation of Global Indemnity Limited’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby approved.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 22 through 28 as well as the discussion regarding the Compensation Committee on page 29.

Required Vote

The affirmative vote of a simple majority of the votes cast by the shareholders present in person or by proxy at the Annual General Meeting will be required for the non-binding approval of the compensation paid to our named executive officers.

The Board of Directors Recommends Voting “For” Proposal Four.

BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Structure

It is our policy to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of having a separate Chairman is the most appropriate for us at this time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a Chairman independent of the Chief Executive Officer, whose sole job is to lead the Board of Directors, allows our Chief Executive Officer, Ms. Valko, to better focus her time and energy on running the day-to-day operations of Global Indemnity. We believe that our Chief Executive Officer and our Chairman have an excellent working relationship and open lines of communication. The Board of Directors believes that Global Indemnity’s current leadership structure does not affect its role in risk oversight of Global Indemnity.

While the full Board of Directors is ultimately responsible for risk oversight, the Board of Directors exercises its risk oversight responsibilities through its committees, which regularly report to the full Board of Directors. Our Enterprise Risk Management Committee addresses enterprise risk matters, the Audit Committee addresses financial reporting risk, the Compensation Committee addresses compensation related matters, the Investment Committee addresses risks related to investing and the Technology Committee addresses risks related to technology. Finally, our Board of Directors regularly meets with members of the senior management team at quarterly meetings of the Board of Directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate. For a further discussion, see “Board Committees” below.

Our Board of Directors has determined that Seth J. Gersch, Joseph W. Brown, Michele A. Colucci, Jason B. Hurwitz, Bruce R. Lederman, and James D. Wehr are independent as defined by applicable NASDAQ Listing Rules and SEC rules. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of our Board of Directors by the non-executive Chairman, benefits us and our shareholders.

Meetings and Independence Requirements

Our Board of Directors held four meetings in 2019. In 2019, all of the incumbent members of our Board of Directors attended 75% or more of the total number of meetings of our Board of Directors and the total number of meetings held by committees on which they served that were held during the period for which they were directors and served on such committees.

The Annual General Meeting will be our seventeenth annual general meeting of shareholders. We do not have a policy about directors’ attendance at our annual meeting of shareholders. No director attended our 2019 Annual General Meeting.

Global Indemnity is a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by affiliated funds of Fox Paine & Company, LLC. See “Additional Information — Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from certain requirements of Rule 5605 with respect to (1) having a majority of independent directors on our Board of Directors, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

There are no family relationships among any of our directors or executive officers.

Board Committees

The Board of Directors currently has eight members and the following seven committees: Audit; Compensation; Nominating & Governance; Executive; Investment; Technology, and Enterprise Risk Management.

Audit Committee

The Audit Committee held five meetings in 2019. The Audit Committee currently consists of Seth J. Gersch, Michele A. Colucci, Jason B. Hurwitz, and Bruce R. Lederman. Mr. Gersch is currently the Chair of the Audit Committee. Our Board of Directors has determined that Messrs. Gersch, Hurwitz and Lederman and Ms. Colucci each qualify as “independent directors” as that term is defined in the NASDAQ Listing Rules and each member of the Audit Committee satisfies the enhanced independent requirements for Audit Committee members under the rules of the SEC and the NASDAQ Listing Rules. Our Board of Directors has also determined that all four members of the Audit Committee are able to read and understand fundamental financial statements as required by the NASDAQ Listing Rules and that Mr. Gersch qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and our independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with our independent auditor the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.global-indemnity.com.

Compensation Committee

The Compensation Committee held one meeting in 2019. The Compensation Committee currently consists of Joseph W. Brown, Michele A. Colucci, and James D. Wehr, each of whom qualifies as an independent director under the applicable NASDAQ Listing Rules and SEC rules. Mr. Wehr is the Chair of the Compensation Committee.

The primary duties of the Compensation Committee are to formulate, evaluate, and approve the compensation of our executive officers, and to oversee all equity compensation programs including overseeing our policies on structuring compensation programs for executive officers in consideration of limited tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee also reviews and approves any forms of employment contracts, severance arrangements, change in control provisions, and other compensatory arrangements with our executive officers.

The Compensation Committee meets each year in conjunction with regularly-scheduled Board of Directors meetings and as needed at other times. Management participates in meetings at the invitation of the Compensation Committee, providing financial data on which compensation decisions are based, publicly-available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. Generally, at each meeting an executive session is held without members of management present. In the course of its activities, the Compensation Committee may designate or allocate all or any portion of its responsibilities and powers to a subcommittee consisting of one or more of its members.

Further discussion regarding the Compensation Committee’s processes for setting executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis — Committee Activities

and Compensation paid to Named Executive Officers with Respect to 2019” and “Our Compensation Philosophy.”

A copy of our Compensation Committee Charter is available on our website at www.global-indemnity.com.

Nominating & Governance Committee

The Nominating & Governance Committee held one meeting in 2019. The Nominating & Governance Committee currently consists of Saul A. Fox, Michele A. Colucci, and Bruce R. Lederman. Mr. Lederman is Chair of the Nominating & Governance Committee.

The principal duties of the Nominating & Governance Committee are to recommend to the Board the types of backgrounds and other specific qualities or skills that the Committee believes are necessary for a director to possess, to develop, maintain, and recommend to the Board of Directors a set of corporate governance policies for Global Indemnity and for the Board of Directors, assist management in the review of director and officer liability insurance requirements, and oversee evaluations of the Board of Directors and management. Global Indemnity does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee Global Indemnity’s businesses.

A copy of our Nominating & Governance Committee Charter is available on our website at www.global-indemnity.com.

Executive Committee

The Executive Committee currently consists of Saul A. Fox and Seth J. Gersch. Mr. Fox is Chair of the Executive Committee. The Executive Committee has the authority between meetings of the full Board of Directors to exercise the powers of the Board of Directors as permitted by applicable law and listing standards, other than those reserved for other committees or the full Board of Directors.

A copy of our Executive Committee Charter is available on our website at www.global-indemnity.com.

Investment Committee

The Investment Committee currently consists of Jason B. Hurwitz, Seth J. Gersch, Bruce R. Lederman, and James D. Wehr. Mr. Hurwitz is the Chair of the Investment Committee. Mr. Wehr co-chairs the Investment Committee. The principal duties of the Investment Committee are to establish and review our investment guidelines and to review our investments to ensure compliance with our investment guidelines.

A copy of our Investment Committee Charter is available on our website at www.global-indemnity.com.

Technology Committee

The Technology Committee currently consists of Joseph W. Brown, Seth J. Gersch, and James D. Wehr. Mr. Brown is the Chair of the Technology Committee. The principal duties of the Technology Committee are to review technology and general industry trends that could affect technology and related investments, review the Company’s technology infrastructure, review and discuss with management technology policies, and review technology budget and expenditures.

A copy of our Technology Committee Charter is available at www.global-indemnity.com

Enterprise Risk Management Committee

The Enterprise Risk Management Committee currently consists of Joseph W. Brown, Jason B. Hurwitz, and James D. Wehr. Mr. Brown is the Chair of the Enterprise Risk Management Committee. The principal duties of the Enterprise Risk Management Committee are to periodically report to the Board of Directors regarding material risks to the Company’s capital base, liquidity, cybersecurity, information technology, operations, issues which might affect the Company’s credit or other market ratings and to establish a set of key risk indicators against which to measure heightened or decreased risks based upon information and determinations of Company management.

A copy of our Enterprise Risk Management Committee Charter is available at www.global-indemnity.com.

Shareholder Nominations to our Board of Directors and Other Shareholder Communications

Under our Articles of Association, the Fox Paine Funds, our controlling shareholder, have the right to appoint seven of our eight current director nominees, equal in aggregate to the Fox Paine Entities’ percentage beneficial ownership of voting shares of Global Indemnity for so long as the Fox Paine Entities beneficially own shares representing an aggregate of 25% or more of the voting power in Global Indemnity. Recommendations for director nominees should be sent to the Nominating & Governance Committee c/o Global Indemnity Limited, 27 Hospital Road, George Town Grand Cayman, KY1-9008, Cayman Islands, Attn: Walker’s Global or e-mailed to info@globalindemnity.ky.

Our Board of Directors also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board of Directors as a group, or one or more specific members of our Board of Directors, should communicate in writing addressed to the specified names c/o Global Indemnity Limited, 27 Hospital Road, George Town Grand Cayman, KY1-9008, Cayman Islands or e-mailed to info@globalindemnity.ky. Emails addressed to the Board of Directors will be forwarded, as appropriate, to the Board of Directors.

Executive Sessions

At least twice a year, the independent directors meet in executive session.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of directors and director candidates, as well as requirements for the committees for the Board of Directors.

In addition, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers, and employees of Global Indemnity and its subsidiaries. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, as amended, is available on our website at www.global-indemnity.com. Within the time period specified, and to the extent required, by the SEC and the NASDAQ Listing Rules, we will post on our website any amendment to our Corporate Governance Guidelines and Code of Business Conduct and Ethics and any waiver applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, or our Board of Directors. The Company’s Insider Trading Policy prohibits directors, officers, and employees from purchasing the Company’s securities on margin, from holding the Company’s securities in margin accounts, engaging in short sales, trading in any options, borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan.

DIRECTOR COMPENSATION

General

The form and amount of non-employee director compensation is determined by the Board of Directors. Our directors that are also employees of the Company are not separately compensated for their service as directors, including Cynthia Y. Valko, our Chief Executive Officer. We believe that director compensation should not only be competitive within the insurance industry, but also fair and reasonable in light of our directors’ background and experiences, as well as the overall time, effort, and complexity involved in carrying out their responsibilities as directors.

To align the objectives of our directors and our shareholders, as well as to retain directors for an extended period, our non-employee directors receive annual retainers for serving on the Board of Directors and each committee payable in cash and in restricted A ordinary shares. Until January 1, 2020, the annual retainers were apportioned between Global Indemnity Group, LLC and Global Indemnity Limited based upon the services rendered to our US insurance operations and our non-U.S. corporate operations, respectively. Effective January 1, 2020, the annual retainers are allocated between Global Indemnity Group, LLC and Global Indemnity Limited based upon a cost sharing agreement between the two entities. Until January 1, 2020, the number of restricted A ordinary shares to be issued to a director under Global Indemnity Limited’s 2018 Share Incentive Plan, was determined by dividing the amount of compensation to be issued by the closing market price of our A ordinary shares on NASDAQ on the last business day of the calendar quarter in which the compensation was earned. Effective January 1, 2020 the number of restricted A ordinary shares to be issued to a director under Global Indemnity Limited’s 2018 Share Incentive Plan is determined by dividing the amount of the remuneration earned for the calendar quarter divided by the per share value in respect of the calendar quarter. The per share value in respect of the calendar quarter equals (i) the volume weighted average closing price of our A ordinary shares on NASDAQ over the calendar quarter during which the remuneration was earned, less (ii) dividends paid in such calendar quarter in respect of such number of A ordinary shares.

The below restrictions on transfer, sale and disposition are designed to ensure that our directors maintain a long-term perspective when overseeing our operations. Further, the Company’s insider trading policy prohibits directors from purchasing the Company’s securities on margin and from holding the Company’ securities in margin accounts and prohibits directors from engaging in short sales of the Company’s securities or trading in any options (including, but not limited to, puts and calls) to buy or sell such securities.

All non-employee directors are eligible to receive reimbursement for their reasonable business related expenses and reasonable out-of-pocket expenses incurred in order to attend Board meetings, Board committee meetings, and other events requiring a non-employee director’s in person attendance. Non-employee directors do not receive attendance fees for meetings.

Pre-2019

Until January 1, 2019, Restricted A ordinary shares issued to directors vested over a rolling 24-month period. Restricted A ordinary shares received may not be transferred, sold or otherwise disposed of unless and until (1) there is a change in control of Global Indemnity, (2) such director passes away, or (3) 24 months have elapsed since the date the director ceased to serve on the Board of Directors. Restricted A ordinary shares are subject to forfeiture upon a director’s breach of confidentiality, or if within 24 months following a director’s departure from the Board of Directors, the director becomes associated with a property and casualty company that at the time of association or during the restriction period competes with us.

2019

Effective January 1, 2019, while a member of the Board of Directors and until the completion of twelve calendar months after the director was no longer a member of the Board of Directors, a director was prohibited from trading A ordinary shares or other Global Indemnity Limited securities unless approved in writing in accordance with the Company’s Insider Trading Policy (the “Liquidity Restrictions”). If prior to the lapse of these Liquidity Restrictions, a director directly or indirectly associated with or advised, whether as an employee, executive, director, or consultant, a Company Competitor, as defined below, the director was required to promptly return to the Company the value equivalent of all Gross-Up Shares and Gross-Up Cash, as defined below in Retainer and Fee Schedule, received by or credited to such director. Company Competitor meant (i) any company or group of affiliated companies with 10% or more of aggregate premium volume in one or more classes of business offered by the Company (the “Competitive Business”); or (ii) any company or group of affiliated companies with Competitive Business aggregate premiums equal to or exceeding $50 million, but the Competitive Business was less than 10% of that company’s or group of affiliated companies’ aggregate premiums; or (iii) any company or group of affiliated companies with Competitive Business aggregate premiums reasonably projected to equal or exceed $100 million over three years, but the Competitive Business was less than 10% of the company’s or group of affiliated companies’ aggregate premiums.

2020

Effective January 1, 2020, while a member of the Board of Directors and during the twelve calendar months immediately following the date a director ceases to be a member of the Board of Directors, a director may not hypothecate, sell or otherwise dispose of any Global Indemnity Limited A ordinary shares, Global Indemnity Limited share derivatives, or any other Global Indemnity Limited (including its affiliates’) securities unless any such transaction is approved in advance in writing by the Chairperson of the Board of Directors, in his or her sole discretion. In addition, all trades (including, without limitation, any sale, hypothecation, other disposition, purchase or other acquisition) of any Global Indemnity Limited A ordinary shares, Global Indemnity Limited share derivatives, of any other Global Indemnity Limited (including its affiliates’) securities must comply with the Company’s Insider Trading Policy.

To protect the legitimate business interests of the Company and its subsidiaries, including their trade secrets, confidential information and existing and prospective client, broker and other valuable business relationships that form a substantial part of their goodwill, each director agrees that while serving as a director of the Company or its affiliates, he or she will not “Compete with the Companies” as described below. If a director violates this provision, as reasonably determined by the Company, then, in addition to all other remedies available at law or in equity, such director shall promptly repay an amount equal to the total dollar value of all Gross-Up Shares and Gross-Up Cash, as defined below in the 2020 section of the Retainer and Fee Schedule, received by or credited to such director or former director since January 1, 2020 (the “Gross-Up Reimbursement”).

To further protect the aforementioned legitimate business interests, each director agrees that if, at any time during the twelve calendar months immediately following a director’s service on the Board of Directors, he or she Competes with the Companies, as reasonably determined by the Company, then, in addition to all other remedies available at law or in equity, such former director shall promptly repay an amount equal to the Gross-Up Reimbursement. The Chairperson, in his or her sole discretion, may, upon the request of any current or former director, exempt from the obligation to repay the Gross-Up Reimbursement any activity or investment by such director that might otherwise be prohibited by the non-competition provisions if the Chairperson determines it is in the best interest of the Company to do so.

“Compete[s] with the Companies” means providing “Assistance” to a “Competitor.”

“Competitor” means any company, partnership, business association or group of affiliated companies, partnerships or business associations offering insurance products or services that are competitive with the insurance products or services being offered by the Company or its subsidiaries or affiliates in any “Market” in which the Company or its subsidiaries or affiliates are then offering such insurance products or services (a “Competitive Product”) and shall include, but not be limited to, any company, partnership, business association or group of affiliated companies, partnerships or business associations listed as a peer in the latest annual report of the Company. Notwithstanding the foregoing, a Competitor shall not include any company or group of affiliated companies that in the twelve (12) calendar months preceding the date the current or former director began providing Assistance, had (i) less than $50 million of aggregate gross insurance premiums; and (ii) out of such aggregate gross insurance premiums, less than 10% were generated from a Competitive Product.

“Market” means any of the following: (i) an area such as a country, state, region or subdivision thereof, (ii) a product market such as equine mortality, or (iii) an industry market such as the reinsurance market.

Providing “Assistance” to a Competitor, means either (i) directly or indirectly, assisting, aiding or advising a Competitor, whether as an employee, executive, director, consultant or otherwise; and/or (ii) owning, operating, or providing financing to, a Competitor. However, notwithstanding the foregoing, the following shall not constitute providing “Assistance”: (i) owning passive minority interests in publicly traded securities issued by Competitors; and/or (ii) assisting, aiding or advising a Competitor at the written request of, or with the approval of, the Chairperson, such permission to be given or withheld in his or her sole discretion.

Retainer and Fee Schedule

Pre-2019

Until January 1, 2019, each non-employee director was required to elect a percentage of their annual retainer to be paid in Restricted A ordinary shares and a percentage of their annual retainer to be paid in cash. This election remained in effect and could be changed upon five days’ prior written notice by the non-employee director.

Non-employee directors who elected to receive 100% of their retainer for services rendered to Global Indemnity Limited and Global Indemnity Group, Inc. in Restricted A ordinary shares had their compensation increased in cash to provide a gross-up for taxes. Those non-employee directors who did not elect to receive 100% of their retainer for Board services rendered to Global Indemnity Limited and Global Indemnity Group, Inc. in Restricted A ordinary shares did not receive the additional cash payment and did not have their compensation grossed-up for taxes.

Until January 1, 2019, each current director elected to receive 100% of their retainer for services rendered in Restricted A ordinary shares. The Company and Mr. Fox have agreed to defer the vesting of Mr. Fox’s Restricted A ordinary shares granted for services rendered to Global Indemnity Limited and Global Indemnity Group, Inc. until the earlier of a change in control of the Company or January 1, 2024.

Until January 1, 2019, the amount of the annual retainer each non-employee director was eligible to receive for service in a fiscal year was: (1) $80,000 for the Chairman; (2) $37,500 for all non-employee directors (other than the Chairman); (3) an additional $8,500 for each continuous year served as a non-employee director (“Tenure Bonus”); (4) an additional $45,000 for the non-employee director who chairs the Audit Committee; (5) an additional $20,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson; (6) an additional $30,000 for the non-employee director who chairs the Investment Committee; (7) an additional $15,000 for non-employee directors who serve on the Investment Committee in a capacity other than Chairperson; (8) an additional $22,500 for the non-employee director who chairs the Compensation Committee; (9) an additional $11,250 for non-employee directors who serve on the Compensation Committee in a capacity other than Chairperson; (10) an additional $80,000 for the non-employee director who chairs the Executive Committee; (11) an additional $40,000 for non-employee directors who serve on the Executive Committee in a capacity other than Chairperson; (12) an additional $30,000 for the non-employee director who chairs the Enterprise Risk Committee; (13) an additional $15,000 for non-employee directors who serve on the Enterprise Risk Committee in a capacity other than Chairperson; (14) an additional $20,000 for the non-employee director who chairs the Nominating & Governance Committee; and (15) an additional $10,000 for the non-employee directors who serves on the Nominating & Governance Committee in a capacity other than Chairperson.

Until January 1, 2019, Non-employee directors forfeited 12.5% of their yearly retainer and tenure bonus for each absence at an in-person meeting of the Board of Directors and forfeited $5,000 of their yearly retainer and tenure bonus for each non-participation in a telephonic meeting of the Board of Directors.

2019

In 2019, each Non-Employee Director elected their annual remuneration to be paid either in A ordinary shares or in cash. If the Non-Employee Director elected to be paid in Global Indemnity A ordinary shares, the annual remuneration was grossed up based upon an assumed fifty percent (50%) combined federal and state income tax rate (“Gross-Up”). Each Non-employee Director may elect to receive the Gross-Up in either cash (“Gross-Up Cash”) or A ordinary shares (“Gross-Up Shares”). A ordinary shares received as annual remuneration, other than Gross-Up Shares, are fully vested as they are earned. Gross-Up Shares and Gross-Up Cash vest ratably over four (4) calendar quarters commencing March 31 of the calendar year immediately subsequent to the year in which the Gross-Up Shares or Gross-Up Cash were earned. Vesting of the Gross-Up Shares and Gross-Up Cash shall cease if a Non-Employee Director is no longer a member of the Board of Directors. Gross-Up Shares and Gross-Up Cash credited to each Non-Employee Director will be initially non-transferable other than to Global Indemnity Limited or for estate planning purposes and, in each case, only if approved by the Chairman in his/her sole discretion.

In 2019, the amount of the annual retainer for each Non-Employee Director was: (1) $175,000 for the Chairperson; (2) $50,000 for all non-employee Directors (other than the Chairperson); (3) an additional $125,000 for the Non-Employee Director who chairs the Audit Committee (4) an additional $50,000 for Non-Employee Directors who serve on the Audit Committee in a capacity other than Chairperson; (5) an additional $125,000 for the Non-Employee Director who chairs the Investment Committee; (6) an additional $25,000 for Non-Employee Directors who serve on the Investment Committee in a capacity other than Chairperson; (7) an additional $75,000 for the Non-Employee Director who chairs the Compensation & Benefits Committee; (8) an additional $25,000 for Non-Employee Directors who serve on the Compensation & Benefits Committee in a capacity other than Chairperson; (9) an additional $150,000 for the Non-Employee Director who chairs the Executive Committee; (10) an additional $50,000 for non-employee Directors who serve on the Executive Committee in a capacity other than Chairperson; (11) an additional $125,000 for the Non-Employee Director who chairs the Enterprise Risk Committee; (12) an additional $25,000 for Non-Employee Directors who serve on the Enterprise Risk Committee in a capacity other than Chairperson; (13) an additional $75,000 for the Non-Employee Director who chairs the Nominating and Governance Committee; (14) an additional $25,000 for the Non-Employee Directors who serve on the Nominating and Governance Committee in a capacity other than Chairperson; (15) an additional $50,000 for the Non-Employee Director who chairs the Technology Committee; and (16) an additional $25,000 for the Non-Employee Directors who serve on the Technology Committee in a capacity other than Chairperson.

2020

Effective January 1, 2020, each Non-Employee Director elects their annual remuneration to be paid either in fully vested A ordinary shares or in cash. If the Non-Employee Director elects to be paid in Global Indemnity A ordinary shares, then the Non-Employee Director shall be paid “Gross-Up Amounts” equal to the amount of remuneration a Non-Employee Director earned during the applicable calendar quarter. Each Non-Employee Director may elect to receive the Gross-Up Amounts in cash, A ordinary shares or a combination thereof. The amount of A ordinary Shares included as part of or all of any Gross-Up Amounts shall equal the portion of the Gross-Up Amount for the calendar quarter divided by the per share value in respect of the calendar quarter as described in the “General” section above.

Effective January 1, 2020, the amount of the annual retainer for each Non-Employee Director is: (1) $175,000 for the Chairperson; (2) $50,000 for all non-employee Directors (other than the Chairperson); (3) an additional $150,000 for the Non-Employee Director who chairs the Audit Committee; (4) an additional $50,000 for Non-Employee Directors who serve on the Audit Committee in a capacity other than Chairperson; (5) an additional $175,000 for the Non-Employee Director who chairs the Investment Committee; (6) an additional $75,000 for Non-Employee Directors that co-chair the Investment Committee; (7) an additional $25,000 for Non-Employee Directors who serve on the Investment Committee in a capacity other than Chairperson or co-chair; (8) an additional $75,000 for the Non-Employee Director who chairs the Compensation & Benefits Committee; (9) an additional $25,000 for Non-Employee Directors who serve on the Compensation & Benefits

Committee in a capacity other than Chairperson; (10) an additional $175,000 for the Non-Employee Director who chairs the Executive Committee; (11) an additional $50,000 for non-employee Directors who serve on the Executive Committee in a capacity other than Chairperson; (12) an additional $150,000 for the Non-Employee Director who chairs the Enterprise Risk Committee; (13) an additional $25,000 for Non-Employee Directors who serve on the Enterprise Risk Committee in a capacity other than Chairperson; (14) an additional $75,000 for the Non-Employee Director who chairs the Nominating and Governance Committee; (15) an additional $25,000 for the Non-Employee Directors who serve on the Nominating and Governance Committee in a capacity other than Chairperson; (16) an additional $75,000 for the Non-Employee Director who chairs the Technology Committee; and (17) an additional $25,000 for the Non-Employee Directors who serve on the Technology Committee in a capacity other than Chairperson.

2019 Non-Employee Director Compensation

The following table provides compensation information that was earned by each of our non-employee directors in fiscal year 2019 for each current and former non-employee director of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Saul A. Fox	—	650,078	—	—	—	(400,335)	249,743
Joseph W. Brown	—	224,982	—	—	—	44,813	269,795
David J.W. Bruce(4)	—	—	—	—	—	(7,603)	(7,603)
Michele A Colucci(5)	—	13,008	—	—	—	2,609	15,617
Seth J. Gersch	—	250,020	—	—	—	(2,503)	247,517
John H. Howes(6)	—	187,502	—	—	—	(50,007)	137,495
Jason B. Hurwitz	—	249,984	—	—	—	70,221	320,205
Bruce R. Lederman	—	199,975	—	—	—	28,078	228,053
James D. Wehr	—	149,993	—	—	—	53,384	203,377

(1)

Represents the aggregate grant date fair value of share-based compensation granted in 2019 as calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718) (“Topic 718”). See Note 15 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying the valuation of equity awards. The grant date fair value for each equity award granted during 2019 is set forth below for each non-employee director:

Service Period to which Grant Relates	1st Quarter 2019	2nd Quarter 2019	3rd Quarter 2019	4th Quarter 2019	Total
Grant Date	3/31/2019	6/30/2019	9/30/2019	12/31/2019
Director
Saul A. Fox	$162,533	$162,540	$162,455	$162,550	$650,078
Joseph W. Brown	$56,233	$56,254	$56,257	$56,238	$224,982
David J.W. Bruce	$—	$—	$—	$—	$—
Michele A. Colucci	$—	$—	$—	$13,008	$13,008
Seth J. Gersch	$62,491	$62,539	$62,500	$62,490	$250,020
John H. Howes	$50,005	$50,000	$50,015	$37,482	$187,502
Jason B. Hurwitz	$62,492	$62,477	$62,525	$62,490	$249,984
Bruce R. Lederman	$50,005	$49,969	$50,015	$49,986	$199,975
James D. Wehr	$37,519	$37,462	$37,530	$37,482	$149,993

Totals	$481,278	$481,241	$481,297	$481,726	$1,925,542

(2)

The aggregate number of outstanding, unvested restricted A ordinary shares for each our current non-employee directors as of December 31, 2019 are: Mr. Fox — 74,055; Mr. Brown — 3,138; Mr. Gersch — 6,176; Mr. Hurwitz — 2,586; Mr. Lederman — 2,935; and Mr. Wehr — 316. These shares were issued for services, if any, rendered from the first quarter of 2013 through the fourth quarter of 2019.

(3)

Represents the accrued tax gross-up on restricted A ordinary shares received for services rendered to Global Indemnity Group, LLC. Due to a decline in the A ordinary share price from December 31, 2018 to December 31, 2019, the value of the accrued tax gross-up declined.

(4)	Mr. Bruce’s term expired at the 2018 Annual General Meeting.

(5)	Ms. Colucci joined the Board of Directors in December 2019.

(6)	Mr. Howes retired from the Board of Directors in December 2019.

EXECUTIVE OFFICERS

Set forth below is certain biographical information with respect to the executive officers of Global Indemnity who do not also serve on our Board of Directors or on the board of directors of Global Indemnity Re. The biography for Ms. Valko, our Chief Executive Officer, is set forth above under the caption “Nominees for Director” in Proposal One (g) and the biography for Mr. Green, the President of Global Indemnity Re, is set forth above under Proposal Three (a) — Election of Directors and Alternate Directors.

Thomas M. McGeehan, 62, has served as our Executive Vice President — Finance and Chief Financial Officer since August 2011. From December 2009 until August 2011, Mr. McGeehan was our Senior Vice President and Chief Financial Officer. From May 2008 to December 2009, Mr. McGeehan was our Interim Chief Financial Officer. Prior to that, Mr. McGeehan served as United America Indemnity, Ltd.’s Corporate Controller beginning in September 2005. He joined Global Indemnity’s predecessor companies in May 2001 as vice president and controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Assurance, where he worked from 1985 until 2001, ultimately serving as assistant vice president finance / marketing & accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

Thomas P. Gibbons, 55, has served as our Executive Vice President and Chief Actuary since September 2019. From March 2017 until September 2019, Mr. Gibbons was our Senior Vice President and Chief Actuary. Prior to that, he served as Vice President of our Actuarial Reserving department from August 2015 to March 2017. Prior to joining us, Mr. Gibbons held numerous positions with the Harleysville Insurance Companies (NASDAQ: HGIC) from 1987 to 2012. All positions were in the Actuarial Department, starting as an Actuarial Trainee and progressing to Assistant Vice President and Associate Actuary in the Corporate Actuarial Services Unit. After the merger with Nationwide Mutual Insurance Company in 2012, Mr. Gibbons served as Director, Reserving Actuary and Director Actuary, PC Actuarial – Corporate Actuarial Services Unit from December 2012 to August 2015. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Gibbons received a B.S. in Mathematics, Special Interest Computer Science from Slippery Rock University of Pennsylvania (magna cum laude).

Jonathan E. Oltman, 46, has served as our Executive Vice President – Commercial Lines since February 2019. From June 2015 until February 2019, Mr. Oltman was our Senior Vice President and Chief Underwriting Officer – Commercial Lines. Prior to that Mr. Oltman served as our Vice President of Product Management & Underwriting from May 2014 to June 2015. As a result of Nationwide Mutual Insurance Co.’s acquisition of Harleysville Mutual Insurance Co. and Harleysville Group (NASDAQ: HGIC) (“Harleysville”), Mr. Oltman served as the vice president, commercial lines & operations from June 2013 to May 2014 and the associate vice president, Harleysville small commercial from January 2013 to June 2013. Mr. Oltman served as the vice president, small business & predictive analytics for Harleysville from July 2009 to January 2013. From October 2007, he was the vice president, small business at Selective Insurance Group, Inc. (NASDAQ: SIGI) (“Selective”). From March 2006 to October 2007 he was Selective’s vice president, mercantile & services. He was one of Selective’s assistant vice president, strategic business unit from July 2004 to March 2006. Mr. Oltman was one of Selective’s risk consultant, strategic business unit from August 2003 to July 2004. From July 1998 to August 2003 he was one of Selective’s agency management specialist. Mr. Oltman was an underwriter with Selective from June 1996 to July 1998. He has a Chartered Property & Casualty Underwriter designation. Mr. Oltman received a B.S. in Business Administration from Bucknell University and a Masters of Business Administration from Lehigh University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis focuses on the compensation of the executive officers listed in the Summary Compensation Table that follows (our “named executive officers”). Our named executive officers for 2019 were:

•	Cynthia Y. Valko, Chief Executive Officer, Global Indemnity Limited;

•	Thomas M. McGeehan, Chief Financial Officer and Executive Vice President — Finance, Global Indemnity Limited;

•	Thomas P. Gibbons, Executive Vice President & Chief Actuary

•	Jonathan E. Oltman, Executive Vice President – Commercial Specialty; and

•	Stephen Green, President of Global Indemnity Re.

The following is a discussion of our objectives and philosophies regarding executive officer compensation, as well as the actions taken in 2019 and the compensation awarded to, earned by, or paid to our named executive officers with respect to 2019 performance.

Committee Activities and Compensation Paid to Named Executive Officers With Respect to 2019

The Compensation Committee met one time in 2019. Actions of the Compensation Committee included approving the executive officers’ 2019 salaries and bonus incentive opportunities. The Compensation Committee or the Board of Directors, after consulting with our Chief Executive Officer (except with respect to matters relating to the Chief Executive Officer), has approved the compensation and the employment agreements and arrangements for all of our named executive officers. Following the fiscal year, the Compensation Committee also typically conducts an annual review of the performance of our named executive officers and did so in early 2020 with respect to performance for 2019.

The Compensation Committee approves all grants of equity compensation to our named executive officers and determines the size of the grants as it deems appropriate to achieve the goals as described below and establishes the time or times at which equity will be awarded.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our named executive officers are: (1) fostering achievement of corporate performance objectives; (2) recognizing executives’ contributions to corporate success; and (3) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all named executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our named executive officers, working toward our business objectives. The Compensation Committee designed and refines the executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

We have entered into employment agreements or arrangements with our named executive officers, as described in more detail below following the Summary Compensation Table. These agreements and arrangements are important to the future of our business because our success depends, in significant part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy, and identify and pursue strategic opportunities and initiatives. We believe that such agreements and arrangements are helpful in providing our executives with some comfort regarding their duties and compensation. For some executives, our employment agreement and arrangements contain restrictive covenants with respect to competitive activity, non-solicitation, and confidentiality during and following the executives’ employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry in which leveraging the personal relationships of our executives is critical to our success. The employment agreements and arrangements also dictate the level and extent to which the executives receive post-termination compensation.

Generally, we structure our total compensation packages for our named executive officers to be competitive with respect to compensation paid by our peer companies to their executives. Three industry compensation surveys were used in 2019 that were not specifically prepared for us. The following companies participated in those surveys: Acuity, A Mutual Insurance Company, Accident Fund Insurance Company of America, American International Group, Inc., AIPSO, American Modern Insurance Group, American National Insurance Company, Ameriprise Insurance Company, Argo Group US, Inc., Aspen Insurance Holdings, Ltd., California Capital Insurance Group, Citizens Property Insurance Corporation, Employers Mutual Casualty Company, Esurance Insurance Services, Inc., FBL Financial Group, Inc., FCCI Insurance Group, Frankenmuth Mutual Insurance Company, General Reinsurance Corporation, Genworth Financial, Global Atlantic Financial Group, Great American Insurance Group, Hagerty, Hudson Insurance Group, ICW Group, Island Insurance Company, James River Insurance Company, Kemper Corporation, Main Street America Group, Mapfre Insurance USA, Mercury Insurance Services, LLC, Mitsui Sumitomo Marine Management USA, Inc., Nodak Insurance Company, Odyssey Re, One Beacon Insurance Group, Ltd., Philadelphia Insurance Companies, Plymouth Rock, PMA Companies, ProSight Specialty Insurance Group, Inc., Protective Insurance, QBE Insurance Group, RenRe North America Employee Services, Inc., RLI Corp., State Auto Insurance Company, Tokio Marine HCC, Universal Insurance Managers, Utica National Insurance Group, Westfield Group, and Zenith National Insurance Corporation (collectively the “Peer Group”). We believe that use of such peer and competitor comparison provides a suitable basis for addressing and balancing between the competitive nature of our business and the attendant need to recruit and retain talented executives by providing competitive compensation against the Compensation Committee’s strong desire to ensure that our executives do not receive excessive compensation in relation to their peers or disproportionate to their contributions to our long-term success and shareholder value. However, we do not target any specific percentile in relation to such Peer Group with respect to any element of executive compensation. We believe that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities that differentiate our practices from those of our peers. In short, our compensation program has been structured so that our executives will be well compensated if, and only if, they create value for our shareholders over a period of several years.

Key Elements of Compensation

We use two primary components of executive compensation to satisfy our compensation objectives: base salary, which is provided to recognize our executive officers’ day-to-day contributions and performance-based incentive opportunities that include both a long-term equity incentive component payable in equity awards and annual bonus incentives payable in cash. The Compensation Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles.

Our performance-based incentive opportunities generally are designed to motivate executives to focus on the performance of the division, subsidiary, or unit for which they have primary responsibility. In the first quarter of each year, our Compensation Committee establishes the performance objectives that must be met during the applicable performance period for a named executive officer to earn the incentive compensation. These performance objectives reflect each executives responsibilities and a day-to-day emphasis on generating profits. If the incentive bonuses are earned, a portion will be paid in cash and the remaining portion in equity awards. The Compensation Committee uses performance-based incentive opportunities to compensate and incentivize executives at levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles.

We pay out a portion of these incentive opportunities in the form of equity awards because we believe that short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders. These equity awards generally vest pro-rata over three or four years as described below and unless otherwise indicated in the applicable employment agreement or arrangement, vesting is subject to continued employment or the Board of Directors discretion. Equity awards are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We believe that providing our named executive officers with equity ownership: (1) serves to align the interests of our named executive officers with shareholders by creating a direct link between compensation and long-term shareholder return, (2) creates a significant, long-term interest in our success and (3) aids in the retention of key executive officers in a competitive market for executive talent. We further believe that the allocation between cash and equity awards with respect to the annual bonuses earned provides both an incentive for the named executive officer to continue to perform at a high level and to reward the named executive officer for their performance during an applicable performance period. All equity grants to our named executive officers are made under our current share incentive plan.

From time to time, we may grant additional equity awards or other forms of compensation, such as in connection with an executive officer’s hire or promotion. With respect to new hire or promotion equity awards, in order to promote our goals of attracting and retaining talented executives, the awards usually vest over certain periods of time subject to continued employment in good standing, with vesting contingent in certain instances on the attainment of performance goals as described above. Equity awards that are made upon an executive’s commencement of employment may also be contingent on the executive’s purchase of restricted stock to ensure that the executive is a shareholder with a significant personal investment in Global Indemnity.

As described below under “Employment Agreements,” Ms. Valko received options to acquire our A ordinary shares in connection with the commencement of her employment and the entering into of new employment agreements in 2014 and 2018. Options under each agreement vest annually pro-rata over three years and/or subject to certain Board of Director approved performance targets, and in each case subject to continued employment in good standing through vesting.

Base Salary

The Compensation Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles. The Compensation Committee reviews base salaries on an annual basis to determine whether such salaries remain competitive relative to the Peer Group, and whether any adjustments would be appropriate based on other relevant factors. Base salaries for our named executive officers were initially set in the executives’ employment agreements or arrangements with us and have been increased in subsequent years in connection with merit increases, which generally relate to individual past performance, enhanced professional responsibilities and the review of Peer Group compensation. In setting the Chief Executive Officer’s base salary and in evaluating the Chief Executive Officer’s recommendations for the base salaries of the other named executive officers, the Compensation Committee generally weighs a variety of factors, including individual past performance, potential for future successful performance with us, level and scope of responsibility and relative fairness among our executive officers. The Compensation Committee reviewed and approved executive base salaries in February 2019. At that time, Mr. Oltman’s annual base salary was increased from $300,000 to $400,000 in consideration of his January 2019 promotion to Executive Vice President – Commercial Specialty.

Incentive Opportunities

For 2020, Ms. Valko was provided an opportunity to earn cash bonuses based on the criteria in “Target Incentives Under Employment Agreements” below. Our other named executive officers were provided an opportunity to earn cash and equity bonuses based on the criteria set forth in the following table:

Named Executive Officer	Performance Criteria for Cash Bonus	Performance Criteria for Equity Bonus
Thomas M. McGeehan	Global Indemnity’s overall combined ratio and gross written premiums, expense management and service quality provided by our support services	Global Indemnity’s overall combined ratio
Jonathan E. Oltman	Combined ratio and gross written premiums of our Commercial Specialty Operations
Thomas P. Gibbons.	Global Indemnity’s overall combined ratio and gross written premiums, expense management and service quality provided by our support services
Stephen Green	Combined ratio and gross written premiums of our Reinsurance Operations

As described below, the amounts of the annual bonuses payable to our named executive officers are dependent, in large measure, on our performance in relation to performance targets. The extent to which actual performance exceeds or falls short of target performance directly results in a corresponding increase or decrease in the bonus amounts payable.

The criteria for our annual bonus incentives for 2019 related to certain objective performance goals that included gross written premium, the combined ratio, expense management, and support services provided as well as individual performance expectations. Gross written premiums is a financial measurement that is generally viewed in the insurance industry as an indicator of revenue and growth. The combined ratio is the ratio of the sum of losses, acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is a financial measure that is generally viewed in the insurance industry as an indicator of underwriting profitability. Generally a lower combined ratio equates to greater profitability.

Target Incentives Under Employment Agreements

Under the March 6, 2018 Chief Executive Agreement with Ms. Valko (the “2018 Employment Agreement”), Ms. Valko is eligible to receive a cash Return on Equity Bonus of up to $600,000 for each fiscal year of the 2018 Employment Agreement that Ms. Valko served as the CEO (the “ROE Bonus”). Ms. Valko is eligible to receive a preliminary ROE Bonus (the “Preliminary ROE Bonus”) for each such fiscal year if Global Indemnity’s return on equity percentage for such fiscal year exceeds 85% of the targeted return on equity percentage (as established by the Company’s Compensation Committee) for such fiscal year. As described in further detail in the 2018 Employment Agreement that previously was filed with the SEC, return on equity is determined as the Company’s consolidated pre-tax income on a GAAP basis, adjusted to include all premiums, underwriting losses, and underwriting expenses in respect of insurance policies issued in the applicable year. Further, it excludes contribution to income of certain excess capital (generally, the Company’s book value that is unnecessary to maintain the Company’s AM Best’s ‘A’ rating), certain investment portfolio realized and unrealized capital gains and losses, certain fees and expenses paid or incurred with respect to Fox Paine & Company, LLC and certain Board fees to the extent they exceed $1.5 million for the year. The Compensation Committee determined that return on equity would be an appropriate performance criteria for the CEO because it is an important measure indicative of the Company’s business success. If Ms. Valko is still employed and in good standing through the date of payment she will receive 50% of the Preliminary ROE Bonus, payable no later than April 1 of the calendar year immediately following the year to which such Preliminary ROE Bonus relates. Global Indemnity will retain the remaining 50% unpaid balance of the Preliminary ROE Bonus, which will be paid to Ms. Valko within 90 days after the end of the third full calendar year following a Bonus Year (as defined in the 2018 Employment Agreement), regardless of Ms. Valko’s then-current employment status with the Company, but subject to adjustment based on an actuarial assessment of incurred but not reported underwriting losses and loss adjustment expenses and actual underwriting losses and loss adjustment expenses.

Additionally, under the 2018 Employment Agreement, Ms. Valko is eligible to receive an annual cash Performance Incentive Bonus of up to $200,000, based on an assessment of her performance during the Bonus Year (as defined by the 2018 Employment Agreement) by the Company’s Compensation Committee, in its sole discretion, based upon the assessment of the Company’s Chairman of the Board of Directors, in his sole discretion.

Under his employment agreement, Mr. McGeehan is eligible to receive a cash and equity bonus award under criteria developed annually by the Board of Directors and Compensation Committee. Messrs. Oltman and Gibbons are at-will employees. Mr. Oltman’s bonus target for 2019 was the same as the targets developed by the Board of Directors and Compensation Committee for our Commercial Specialty Operations for 2019. Mr. Gibbon’s bonus target for 2019 was the same as the targets developed by the Board of Directors and Compensation Committee for our support services for 2019.

Under his employment arrangement, Mr. Green is eligible to receive a cash and equity bonus under criteria developed annually by the Board of Directors and Compensation Committee. Awards are based on Global Indemnity Re’s results, including but not limited to, premium, income, loss ratio and expense ratio. The employment agreement for Mr. Green is structured so that the cash component target is 50% of Mr. Green’s annual base salary and the restricted share component target value is 50% of Mr. Green’s annual base salary or structured as determined by the Company and the overall results of both Global Indemnity Re and the Company. 50% of a restricted share award vests ratably over three years, subject to continued employment in good standing through vesting. The remaining 50% of a restricted share award is subject to re-measurement of the combined ratio of Global Indemnity Re, excluding corporate expenses, three years after the grant. To qualify for the award, the combined ratio of Global Indemnity Re, excluding corporate expenses cannot be greater than that originally presented to and approved by the Board of Directors. Such vesting will occur no later than March 15th of the re-measurement year, subject to continued employment in good standing through vesting.

Cash Bonus Opportunity

Performance Objectives and Target Cash Bonuses

Ms. Valko was eligible for the two cash bonuses in an aggregate amount of $800,000 as described above in “Target Incentives Under Employment Agreements.”

Mr. McGeehan was eligible for a cash bonus between $125,000 and $350,000 with a target of $250,000 upon the achievement by Global Indemnity of gross written premiums in 2019 between $571.4 million and $648.0 million with a target of $589.1 million, a combined ratio in 2019 between 99.9% and 95.9% or less with a target of 97.9%, the achievement of certain expense and budget management goals in 2019, and the achievement in 2019 of certain service quality goals. The weightings for each of these performance criteria, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Minimum Threshold Achievement	Weighting at Target Achievement	Weighting at Maximum Achievement
Gross written premium	10%	20%	26.5%
Combined ratio	10%	20%	26.5%
Expense management	15%	30%	40%
Service quality	15%	30%	40%

Mr. Oltman was eligible for a cash bonus between $200,000 and $560,000 with a target of $400,000 upon the achievement by our Commercial Specialty Operations of gross written premiums in 2019 between $272.4 million and $308.9 million with a target of $280.8 million and a combined ratio in 2019 between 97.2% and 93.2% or less with a target of 95.2%. The weightings for each of these performance criteria, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Minimum Threshold Achievement	Weighting at Target Achievement	Weighting at Maximum Achievement
Gross written premium	17.5%	35%	48.3%
Combined ratio	32.5%	65%	89.7%

Mr. Gibbons was eligible for a cash bonus between $75,000 and $210,000 with a target of $150,000 upon the achievement by Global Indemnity of gross written premiums in 2019 between $571.4 million and $648.0 million with a target of $589.1 million, a combined ratio in 2019 between 99.9% and 95.9% or less with a target of 97.9%, the achievement of certain expense and budget management goals in 2019, and the achievement in 2019 of certain service quality goals. The weightings for each of these performance criteria, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Minimum Threshold Achievement	Weighting at Target Achievement	Weighting at Maximum Achievement
Gross written premium	10%	20%	26.5%
Combined ratio	10%	20%	26.5%
Expense management	15%	30%	40%
Service quality	15%	30%	40%

Mr. Green was eligible for a cash bonus between $75,000 and $210,000 with a target of $150,000 upon the achievement by our Reinsurance Operations of gross written premiums in 2019 between $58.9 million and $66.8 million with a target of $60.7 million and a combined ratio in 2019 between 94.8% and 90.8% or less with a target of 92.8%. The weightings for each of these performance criteria, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Minimum Threshold Achievement	Weighting at Target Achievement	Weighting at Maximum Achievement
Gross written premium	15%	30%	45%
Combined ratio	35%	70%	105%

For each performance criteria with respect to the cash bonus opportunities for Messrs. McGeehan, Oltman, Gibbons, and Green, actual performance results between the specified goal ranges are subject to interpolation and adjustment outside of the ranges based on individual performance as assessed by Ms. Valko and the Compensation Committee.

Performance Results

Ms. Valko received a $300,000 cash ROE Bonus because the Company’s return on equity percentage for 2019 was 5.5%, which exceeded the targeted 5.1% return on equity. Ms. Valko received an additional $100,000 cash bonus for exceeding the targeted return on equity. Ms. Valko received a $100,000 cash Performance Incentive Bonus based on an assessment of her performance during 2019 by our Compensation Committee, in its sole discretion, based upon the assessment of the Company’s Chairman of the Board of Directors, in his sole discretion.

Mr. McGeehan received a cash bonus based on a combined ratio of 98.0% and a gross written premiums of $637.1 million for Global Indemnity, expense management and service quality goals being met, and individual performance criteria not measured by gross written premiums, combined ratio, expense management, or service quality.

Mr. Oltman received a cash bonus based on our Commercial Specialty Operations achieving gross written premiums of $297.3 million, a combined ratio of 93.4%, and individual performance criteria not measured by gross written premiums or combined ratio.

Mr. Gibbons received a cash bonus based on a combined ratio of 98.0% and a gross written premiums of $637.1 million for Global Indemnity, expense management and service quality goals being met, and individual performance criteria not measured by gross written premiums, combined ratio, expense management, or service quality.

Mr. Green received a cash bonus based on the combined ratio of our Reinsurance Operations of 91.6%, gross written premiums of our Reinsurance Operations of $88.3 million, and individual performance criteria not measured by gross written premiums or combined ratio.

The following table sets forth the amount of cash bonus paid to each of our named executive officers on March 13, 2020, for 2019 performance:

Named Executive Officer	2019 Cash Bonus Amount Earned
Cynthia Y. Valko(1)	$500,000
Thomas M. McGeehan	$275,000
Jonathan E. Oltman	$250,000
Thomas P. Gibbons.	$120,000
Stephen Green	$180,000

1.

Ms. Valko is eligible for an additional $300,000 cash bonus, plus interest, subject to a true up of the ROE Bonus within 90 days of December 31, 2022 as described above in “Target Incentives Under Employment Agreements.”

Equity Bonus Opportunity

Performance Objectives and Target Equity Bonuses

Ms. Valko was not eligible for an equity bonus.

Messrs. McGeehan, Oltman, Gibbons, and Green were eligible for an equity bonus with the same ranges and targets discussed in “Cash Bonus Opportunity” above if Global Indemnity’s combined ratio in 2019 was 97.9% or less.

Performance Results

Messrs. McGeehan, Oltman, Gibbons, and Green received an equity bonus payable in A Ordinary shares subject to restricted share units (“RSUs”) as Global Indemnity’s combined ratio in 2019 was 98%, which the Compensation Committee deemed was in line with the 97.9% target. Mr. McGeehan received an additional equity bonus payable in RSUs for individual performance related to Global Indemnity’s investment portfolio and international financing structure.

The following table sets forth the number of RSUs granted to each of our named executive officers for 2019 performance:

Named Executive Officer	Number of RSUs Granted
Cynthia Y. Valko	0
Thomas M. McGeehan	10,969
Jonathan E. Oltman	8,437
Thomas P. Gibbons	5,400
Stephen Green	6,075

Fifty percent of Messrs. Oltman’s, Gibbons, and Green’s RSUs vest ratably over three years on January 1, 2021, January 1, 2022, and January 1, 2023. The remaining fifty percent of the RSUs vest after a re-measurement of Global Indemnity’s 2019 combined ratio, three years after the grant by an independent actuary. The shares will vest if the re-measured combined ratio is not greater than the original 2019 combined ratio. All vestings are contingent on the executive remaining employed and in good standing at the time of vesting.

7,172 of Mr. McGeehan’s RSUs vest ratably over three years on January 1, 2021, January 1, 2022, and January 1, 2023 (3,375 of these are Mr. McGeehan’s additional equity bonus noted above). 3,797 of Mr. McGeehan’s RSUs vest after a re-measurement of Global Indemnity’s 2019 combined ratio, three years after the grant by an independent actuary (the “Re-measured RSUs”). The RSUs vest if the re-measured combined ratio is not greater than the original 2019 combined ratio. All vestings are contingent on the executive remaining employed and in good standing at the time of vesting except for the Re-measured RSUs.

Other Equity Awards

Ms. Valko received options (“Tranche 3 Options”) on March 6, 2018 to buy 300,000 Global Indemnity A Ordinary Shares with an exercise price of $50.00 per share. Tranche 3 Options vest 1/3 on December 31 of each of 2018, 2019 and 2020, if Ms. Valko remains employed and in good standing as of such date. Tranche 3 Options expire on the earlier of December 31, 2027 and 90 calendar days after Ms. Valko is neither employed by Global Indemnity nor a member of the Board of Directors. 100,000 of the Tranche 3 Options vested on December 31, 2018 and are exercisable and 100,000 of the Tranche 3 Options vested on December 31, 2019 and are exercisable. In 2014, Ms. Valko was granted options to buy 300,000 Global A Ordinary Shares (“Tranche 2 Options”). The Tranche 2 Options will vest on each December 31 of each of 2018, 2019 and 2020 in an amount based on Ms. Valko’s attainment of return on equity criteria in her 2018 Employment Agreement. 100,000 of Ms. Valko’s Tranche 2 Options failed to vest on December 31, 2018 and were forfeited as the return on equity criteria in her 2018 Employment Agreement was not met. 100,000 of Ms. Valko’s Tranche 2 Options vested on December 31, 2019 based on achievement of return on equity of 5.5%, which exceeded the targeted 5.1% return on equity, and are subject to true-up of the return on equity.

Mr. Oltman received 26,507 RSUs on June 18, 2019 as a retention bonus. The RSUs vest 10%, 20%, 30% and 40% on June 18 of each years 2021, 2022, 2023, and 2024, respectively, in each case subject to continued service to us through each applicable vesting date.

The Compensation Committee believes that the targets it sets annually for cash and equity bonuses are challenging but within reach for a talented executive team. The Compensation Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees if the Compensation Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. In addition, certain awards are subject to re-measurements at the conclusion of applicable performance periods, which may result in forfeiture of the awards or a portion thereof. The Compensation Committee may also claw back bonuses if our financial statements are restated.

Other Considerations

Equity Ownership Generally

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading which prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish Rule 10b5-1 trading plans, subject to the prior approval of our in-house legal department.

We expect our named executive officers to maintain a significant personal ownership stake in our company. While we have not established share ownership guidelines, other than those in Ms. Valko’s 2018 Employment

Agreement, that are applicable to every executive, as noted above, equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted stock, and we may consider adopting such guidelines in the future. The Company’s insider trading policy prohibits officers and employees from purchasing the Company’s securities on margin and from holding the Company’ securities in margin accounts and prohibits officers and directors from engaging in short sales of the Company’s securities or trading in any options (including, but not limited to, puts and calls) to buy or sell such securities. Under the 2018 Employment Agreement, Ms. Valko is restricted from selling any A Ordinary Shares of Global Indemnity unless Ms. Valko retains vested Global Indemnity stock options and shares having an aggregate value of at least equal to the lesser of (i) $5,000,000 or (ii) $5,000,000 multiplied by a fraction, the numerator of which is the volume weighted trading price of Global Indemnity’s shares for the 30-day period ending on the relevant measurement date and the denominator of which is $50, and Ms. Valko retains at least 75% of the Global Indemnity options and restricted shares granted to her. Ms. Valko must provide Global Indemnity’s Chairman of the Board of Directors with advance notice, and receive approval of, any proposed sale.

Other Benefits

Our named executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance, and short-term and long-term disability benefits. With respect to Mr. Green, the Company pays 100% of the Bermuda government social insurance contribution and government payroll tax, which amount is set forth in the Summary Compensation Table below. Furthermore, all of our and our subsidiaries’ directors and officers are covered by our directors’ and officers’ liability insurance.

Post-Employment Benefits, Severance and Change in Control Policy

The post-employment benefits available to our named executive officers are subject to the terms of the executives’ employment agreements and arrangements. Our named executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our 401(k) plan and matching contributions available to all of our participating employees.

The Compensation Committee and our Board of Directors approve appropriate severance policies for each executive officer designed to (1) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (2) compensate the executive to the extent the executive is subject to a post-termination non-compete agreement.

We have adopted a limited change in control policy designed to incentivize our executive officers to pursue transactions which benefit our shareholders. The entitlement to accelerated vesting of restricted shares and options in the event that we undergo a change in control varies from executive officer to executive officer. For details regarding the potential for accelerated vesting of restricted shares, RSUs, and options, see the descriptions below under “Employment Agreements.”

Impact of Accounting, Tax and Legal Considerations

Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as defined in Section 162(m). Covered employees generally include (among others) all of the executive officers shown in the Summary Compensation Table in this proxy statement and may include any future executive officers shown in any Summary Compensation Table in any of our future proxy statements. No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1,000,000 in any taxable year.

We also take into account Sections 280G and 4999 of the Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. We often structure our compensation opportunities in a manner that helps reduce the impact of Sections 280G and 4999 of the Code.

Say-on-Pay and Say-on-Frequency

The Compensation Committee has considered the result of the 2017 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Over 99% of the votes cast had approved the compensation of our named executive officers described in our proxy statement in 2017. As the level of support received by our stockholders was high, the Compensation Committee decided not to make any material changes to our executive compensation programs.

In light of the voting results with respect to the frequency of shareholder votes on named executive officer compensation at the 2017 Annual General Meeting in which a substantial majority of our shareholders voted for “say-on-pay” proposals to occur every three years, the Board of Directors decided that it currently intends to hold, in accordance with the results of such vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of shareholder votes on named executive officer compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Compensation and Benefits Committee

James D. Wehr, Chairman

Michele A. Colucci

Joseph W. Brown

SUMMARY COMPENSATION TABLE FOR 2017, 2018 AND 2019

The following table shows information concerning the compensation of our named executive officers for the 2017, 2018, and 2019 fiscal years.

	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)		Total($)
Cynthia Y. Valko	2019	800,000	—	—	—	500,000	—	17,004	(4)	1,317,004
Chief Executive Officer, Global Indemnity	2018	800,000	—	—	1,137,000	100,000	—	16,704		2,053,704
	2017	750,000	—	—	—	—	—	16,438		766,438

Thomas M. McGeehan	2019	500,000	—	127,015	—	275,000	—	17,004	(5)	919,019
Chief Financial Officer, Global Indemnity	2018	473,077	—	177,293	—	150,000	—	16,704		817,704
	2017	400,000	—	125,000	—	125,000	—	16,438		666,438

Jonathan E. Oltman	2019	388,462	—	968,921	—	250,000	—	16,550	(6)	1,623,933
Exec. Vice Pres., Commercial Specialty	2018	300,000	—	81,207	—	125,000	—	16,127		522,334
	2017	293,077	—	90,000	—	125,000	—	15,745		518,822

Thomas P. Gibbons	2019	256,154	—	91,745	—	120,000	—	15,573	(7)	483,472
Exec. Vice Pres., Chief Actuary	2018	227,308	—	75,000	—	70,000	—	13,780		386,088
	2017	211,081	—	—	—	50,000	—	11,148		272,229

Stephen Green	2019	300,000	—	23,660	—	180,000	—	21,635	(8)	525,295
President, Global Indemnity Re	2018	300,000	—	—	—	—	—	21,574		321,574
	2017	300,000	—	150,000	—	—	—	20,614		470,614

(1)

The amounts listed represent the aggregate grant date fair value of restricted stock granted in 2019 and prior fiscal years for the named executive officers in accordance with Topic 718. See Note 15 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying the valuation of equity awards.

(2)

The amounts listed represent the aggregate grant date fair value of stock options granted for the named executive officers in accordance with Topic 718. See Note 15 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 regarding assumptions underlying valuation of equity awards.

(3)

Represents cash bonus payments earned for performance in that fiscal year. Cash bonus payments are paid in March of the subsequent fiscal year. See “Cash Bonus Opportunity” above for a discussion on 2019 cash bonus opportunities.

(4)	Amount includes matching contributions under our 401(k) plan in the amount of $16,800 and $204 in life insurance premiums.

(5)	Amount includes matching contributions under our 401(k) plan in the amount of $16,800 and $204 in life insurance premiums.

(6)	Amount includes matching contributions under our 401(k) plan in the amount of $16,346 and $204 in life insurance premiums.

(7)	Amount includes matching contributions under our 401(k) plan in the amount of $15,369 and $204 in life insurance premiums.

(8)

Represents taxes paid on Mr. Green’s behalf in each respective year for his Bermuda government social insurance contribution and government payroll taxes, as specified under his executive employment agreement.

GRANTS OF PLAN-BASED AWARDS IN 2019

The following table shows information concerning grants of plan-based awards made by us in 2019 to our named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (8)				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)(2)
Name		Threshold($)	Target($)	Maximum($)	Threshold	Target		Maximum
Cynthia Y. Valko	03/15/19	—	800,000	—	—	—		—	—		—	—	—
Thomas M. McGeehan	02/09/19	—	—	—	—	781	(3)	—	—		—	—	27,015
	03/15/19	—	—	—	—	2,760	(4)	—	—		—	—	100,000
	03/15/19	125,000	250,000	350,000	—	—		—	—		—	—	—
Jonathan E. Oltman	02/08/19	—	—	—	—	547	(3)	—	—		—	—	18,921
	03/15/19	—	—	—	—	4,140	(5)	—	—		—	—	150,000
	03/15/19	200,000	400,000	560,000	—	—		—	—		—	—	—
	06/18/19	—	—	—	—	—		—	26,507	(6)	—	—	800,000
Thomas P. Gibbons	02/08/19	—	—	—	—	195	(3)	—	—		—	—	6,745
	03/15/19	—	—	—	—	2,346	(7)	—	—		—	—	85,000
	03/15/19	75,000	150,000	210,000	—	—		—	—		—	—	—
Stephen Green.	02/08/19	—	—	—	—	684	(3)	—	—		—	—	23,660
	03/15/19	75,000	150,000	210,000	—	—		—	—		—	—	—

(1)

For additional information on our named executive officers’ cash incentive bonus opportunities and actual amounts earned see the discussion under the “Annual Bonus Incentives” and the amounts disclosed under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	Grant date fair value calculated pursuant to Topic 718.

(3)	Represents an award of vested A ordinary shares after an independent actuarial re-measurement of the 2015 accident year resulted in improvement in the 2015 combined ratio.

(4)

Restricted share award of A ordinary shares, half of which vest after a re-measurement of the 2018 combined ratio three years after the grant. The A ordinary shares vest if the re-measured combined ratio is not greater than the 2018 combined ratio and such vesting will occur no later than March 15, 2022. The other half vests as follows: On January 1, 2020, 455 A ordinary shares vested. 455 A ordinary shares will vest on January 1, 2021 and 469 A ordinary shares will vest on January 1, 2022.

(5)

Restricted share award of A ordinary shares, half of which vest after a re-measurement of the 2018 combined ratio three years after the grant. The A ordinary shares vest if the re-measured combined ratio is not greater than the 2018 combined ratio and such vesting will occur no later than March 15, 2022. The other half vests as follows: On January 1, 2020, 683 A ordinary shares vested. 683 A ordinary shares will vest on January 1, 2021 and 704 A ordinary shares will vest on January 1, 2022.

(6)	RSUs that vest 10% on June 18, 2021, 20% on June 18, 2022, 30% on June 18, 2023, and 40% on June 18, 2024.

(7)

Restricted share award of A ordinary shares, half of which vest after a re-measurement of the 2018 combined ratio three years after the grant. The A ordinary shares vest if the re-measured combined ratio is not greater than the 2018 combined ratio and such vesting will occur no later than March 15, 2022. The other half vests as follows: On January 1, 2020, 387 A ordinary shares vested. 387 A ordinary shares will vest on January 1, 2021 and 399 A ordinary shares will vest on January 1, 2022.

(8)	All vesting events are contingent upon the executive remaining employed and in good standing at the time of the vesting.

EMPLOYMENT AGREEMENTS

Employment Agreements and Arrangements

Cynthia Y. Valko

On March 6, 2018, we entered into the 2018 Employment Agreement with Ms. Valko which replaced her December 10, 2014 employment agreement. The 2018 Employment Agreement provides for an employment term of three years, from January 1, 2018 through December 31, 2020.

Under the 2018 Employment Agreement, Ms. Valko is eligible to receive a cash Return on Equity Bonus of up to $600,000 for each fiscal year of the Employment Agreement that Ms. Valko served as our Chief Executive Officer (the “ROE Bonus”). Ms. Valko is eligible to receive a preliminary ROE Bonus (the “Preliminary ROE Bonus”) for each such fiscal year if Global Indemnity’s return on equity percentage for such fiscal year exceeds 85% of the targeted return on equity percentage (as established by the Compensation Committee) for such fiscal year. If Ms. Valko is still employed by the Company and in good standing through the date of payment she will receive 50% of the Preliminary ROE Bonus, payable no later than April 1 of the calendar year immediately following the year to which such Preliminary ROE Bonus relates. Global Indemnity will retain the remaining 50% unpaid balance of the Preliminary ROE Bonus, which will be paid to Ms. Valko within 90 days after the end of the third full calendar year following a Bonus Year (as defined in the 2018 Employment Agreement), regardless of Ms. Valko’s then-current employment status with the Company, but subject to adjustment based on an actuarial assessment of incurred but not reported underwriting losses and loss adjustment expenses and actual underwriting losses and loss adjustment expenses.

Additionally, under the 2018 Employment Agreement, Ms. Valko is eligible to receive an annual cash Performance Incentive Bonus of up to $200,000, based on an assessment of her performance during the Bonus Year (as defined by the 2018 Employment Agreement) by the Compensation Committee, in its sole discretion, based upon the assessment of the Company’s Chairman of the Board of Directors, in his sole discretion.

Under the 2018 Employment Agreement, Ms. Valko is restricted from selling any A Ordinary Shares of Global Indemnity unless Ms. Valko retains vested Global Indemnity stock options and shares having an aggregate value of at least equal to the lesser of (i) $5,000,000 or (ii) $5,000,000 multiplied by a fraction, the numerator of which is the volume weighted trading price of Global Indemnity’s shares for the 30-day period ending on the relevant measurement date and the denominator of which is $50, and Ms. Valko retains at least 75% of the Global Indemnity options and restricted shares granted to her. Ms. Valko must provide Global Indemnity’s Chairman of the Board of Directors with advance notice, and receive approval of, any proposed sale.

In addition, Ms. Valko was granted options (“Tranche 3 Options”) to buy 300,000 Global Indemnity A Ordinary Shares with an exercise price of $50.00 per share. Tranche 3 Options vest 1/3 on December 31 of each of 2018, 2019 and 2020, if Ms. Valko remains employed and in good standing as of such date. Tranche 3 Options expire on the earlier of December 31, 2027 and 90 calendar days after Ms. Valko is neither employed by Global Indemnity nor a member of the Board of Directors. In 2014, Ms. Valko was granted 300,000 options to buy Global A Ordinary Shares (“Tranche 2 Options”). The Tranche 2 Options will vest on each December 31 of 2018, 2019 and 2020 in an amount based on Ms. Valko’s attainment of the ROE Bonus criteria described above.

For additional discussion on Ms. Valko’s bonus opportunities, see the discussion related to Ms. Valko under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Ms. Valko’s employment agreement, please see the disclosure related to Ms. Valko under “Potential Payments Upon Termination or Change in Control” below.

Thomas M. McGeehan

Mr. McGeehan has an executive employment agreement with the Company. The agreement initially began with a predecessor Company, United America Indemnity, Ltd., but was amended as a result of the Redomestication. The initial employment term was from December 8, 2009 through December 31, 2012, and has since been renewed annually. The agreement contains additional one-year renewal terms unless either party gives 120 days prior written notice of non-renewal to the other.

The employment agreement provides that Mr. McGeehan is entitled to an annual base salary of not less than $300,000, which is subject to review each year the agreement is in effect, commencing with calendar year 2010, and provided an initial award of 16,000 restricted Class A Common shares, vesting in one-fourth equal installments on each anniversary of the date of grant. After the July 2, 2010 one-for-two reverse stock split, Mr. McGeehan’s awarded shares were adjusted accordingly to reflect an award of 8,000 of our A ordinary shares. For information on Mr. McGeehan’s bonus opportunities see the discussion related to Mr. McGeehan under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. McGeehan’s employment agreement, please see the disclosure related to Mr. McGeehan under “Potential Payments Upon Termination or Change in Control” below.

Jonathan E. Oltman

Mr. Oltman is an at-will employee and does not have an executive employment agreement or arrangement.

For information on Mr. Oltman’s bonus opportunities, see the discussion related to Mr. Oltman under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control, please see the disclosure related to Mr. Oltman under “Potential Payments Upon Termination or Change in Control” below.

Thomas P. Gibbons

Mr. Gibbons is an at-will employee and does not have an executive employment agreement or arrangement.

For information on Mr. Gibbon’s bonus opportunities, see the discussion related to Mr. Gibbons under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control, please see the disclosure related to Mr. Gibbons under “Potential Payments Upon Termination or Change in Control” below.

Stephen Green

Effective January 1, 2015, Mr. Green entered into an executive employment arrangement with Global Indemnity plc (the “2015 Employment Arrangement”) which replaced his January 11, 2012 employment arrangement with Global Indemnity Re. As a result of the Redomestication, the Company replaced Global Indemnity plc as a party to the 2015 Employment Arrangement. The initial term of the 2015 Employment Arrangement is January 1, 2015 through January 1, 2020. On August 8, 2017, Mr. Green’s executive employment agreement was amended to allow for the vesting of any unvested A ordinary shares held by Mr. Green upon a change in control of Global Indemnity, as defined in the amendment.

The 2015 Employment Arrangement provides that Mr. Green is entitled to an annual direct salary of not less than $275,000 and Global Indemnity pays 100% of the Bermuda government social insurance contribution and government payroll tax. For information on Mr. Green’s bonus opportunities, see the discussion related to Mr. Green under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Green’s 2015 Employment Arrangement, please see the disclosure related to Mr. Green under “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

The following table shows information concerning outstanding equity awards held by our named executive officers as of December 31, 2019.

	Option Awards							Stock Awards (18)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Cynthia Y. Valko	300,000	(2)	—		—	17.87	9/19/21	—		—	—		—
	200,000	(3)	—		—	50.00	12/31/27	—		—	—		—
	100,000	(4)	—		—	38.43	12/31/24	—		—	—		—
	—		100,000	(5)	—	38.43	12/31/24	—		—	—		—
	—		100,000	(6)	—	50.00	12/31/27	—		—	—		—
Thomas M. McGeehan	—		—		—	—	—	556	(7)	16,474	1,635	(8)	48,445
	—		—		—	—	—	996	(9)	29,511	1,487	(10)	44,060
	—		—		—	—	—	1,379	(11)	40,860	1,381	(12)	40,919
Jonathan E. Oltman	—		—		—	—	—	400	(7)	11,852	1,177	(8)	34,875
	—		—		—	—	—	478	(13)	14,163	713	(10)	21,126
	—		—		—	—	—	2,070	(14)	61,334	2,070	(12)	61,334
	—		—		—	—	—	26,507	(15)	785,402	—		—
Thomas P. Gibbons	—		—		—	—	—	598	(16)	17,719	892	(10)	26,430
	—		—		—	—	—	1,173	(17)	34,756	1,173	(12)	34,756
Stephen Green	—		—		—	—	—	667	(7)	19,763	1,962	(8)	58,134

(1)	Value based on December 31, 2019 closing share price of $29.63, as reported on NASDAQ.

(2)

Represents vested options to purchase restricted A ordinary shares. These options were granted in September 2011, with an exercise price equal to the lesser of $17.87 and the trade weighted average price of our shares on the first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings. The first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings was November 2, 2011 and the trade weighted average price of our shares was $19.55. These options vested pro rata in three equal installments on each of December 31, 2012, December 31, 2013, and December 31, 2014, subject to Ms. Valko’s continued employment through each such vesting date, with options to acquire 100,000 A ordinary shares having vested on December 31, 2012; options to acquire 100,000 A ordinary shares having vested on December 31, 2013; and options to acquire 100,000 A ordinary shares having vested on December 31, 2014.

(3)

Represents vested options to purchase A ordinary shares. These options were granted in March 2018, with an exercise price of $50.00 per share and vested on December 31, 2018. These options expire on the earlier of December 31, 2027 and 90 calendar days after Ms. Valko is neither employed by Global Indemnity nor a member of the Board of Directors.

(4)

Represents vested options to purchase A ordinary shares. These options were granted in 2014 and vested on December 31, 2019 with an exercise price of $25.00 per share plus (i) GBLI’s average year-end tangible book value per share for the period commencing with calendar year-end 2014 and ending on the date the options are exercised, (ii) multiplied by the average interest rate of Treasury bonds having a 7-year remaining term over the same period referenced in (i) and (iii) multiplied by the number of year commencing with calendar year 2014 and ending on the date the options are exercised.

(5)

Represents unvested options to purchase A ordinary shares. These options were granted in 2014 and will vest on December 31, 2020 in an amount based on Ms. Valko’s attainment of the ROE Bonus criteria described above in “Employment Agreements and Arrangements.”

(6)

Represents unvested options to purchase A ordinary shares. These options were granted in March 2018, with an exercise price of $50.00 per share and vest on December 31, 2020. If vested, these options expire on the earlier of December 31, 2027 and 90 days after Ms. Valko is neither employed by Global Indemnity nor a member of the Board of Directors.

(7)	Represents A ordinary shares that vested on January 1, 2020.

(8)	Represents A ordinary shares that vest after a re-measurement of the 2016 combined ratio, excluding corporate expenses, three years after the grant. The shares vested on February 9, 2020.

(9)	Represents 491 A ordinary shares that vested on January 1, 2020, and 505 A ordinary shares that will vest on January 1, 2021.

(10)

Represents A ordinary shares that vest after a re-measurement of the 2017 combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured combined ratio is not greater than the 2017 combined ratio and such vesting will occur no later than March 15, 2021.

(11)	Represents 455 A ordinary shares that vested on January 1, 2020, 455 A ordinary shares that will vest on January 1, 2021, and 469 A ordinary shares that will vest on January 1, 2022.

(12)

Represents A ordinary shares that vest after a re-measurement of the 2019 combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured combined ratio is not greater than the 2019 combined ratio and such vesting will occur no later than March 15, 2022.

(13)	Represents 236 A ordinary shares that vested on January 1, 2020, and 242 A ordinary shares that will vest on January 1, 2021.

(14)	Represents 683 A ordinary shares that vested on January 1, 2020, 683 A ordinary shares that will vest on January 1, 2021, and 704 A ordinary shares that will vest on January 1, 2022.

(15)	Represents RSUs that will vest 10% on June 18, 2021, 20% on June 18, 2022, 30% on June 18, 2023, and 40% on June 18, 2024.

(16)	Represents 294 A ordinary shares that vested on January 1, 2020, and 304 A ordinary shares that will vest on January 1, 2021.

(17)	Represents 387 A ordinary shares that vested on January 1, 2020, 387 A ordinary shares that will vest on January 1, 2021, and 399 A ordinary shares that will vest on January 1, 2022.

(18)	All vestings are contingent upon the executive remaining employed and in good standing at the time of the vesting.

OPTION EXERCISES AND STOCK VESTED IN 2019

The following table shows the stock vested in 2019 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Cynthia Y. Valko(2)	—	—	11,199	387,373
Thomas M. McGeehan(3)	—	—	6,429	225,991
Jonathan E. Oltman(4)	—	—	4,404	154,704
Thomas P. Gibbons(5)	—	—	1,643	57,794
Stephen Green(6)	—	—	5,372	188,561

(1)	The amounts in this column reflect the value realized upon the vesting of stock award, based on the closing price of our A ordinary shares, as reported on NASDAQ, on the applicable vesting dates.

(2)	Pertains to the February 8, 2019 vesting.

(3)	Pertains to the January 1, 2019 vesting of 2,202 A ordinary shares, the February 8, 2019 vesting of 3,446 A ordinary shares, and the February 8, 2019 issuance of 781 vested A ordinary shares.

(4)	Pertains to the January 1, 2019 vesting of 1,445 A ordinary shares, the February 8, 2019 vesting of 2,412 A ordinary shares, and the February 8, 2019 issuance of 547 vested A ordinary shares.

(5)	Pertains to the January 1, 2019 vesting of 587 A ordinary shares, and the February 8, 2019 vesting of 861 A ordinary shares, and the February 8, 2019 issuance of 195 vested A ordinary shares.

(6)	Pertains to the January 1, 2019 vesting of 1,673 A ordinary shares, the February 8, 2019 vesting of 3,015 A ordinary shares, and the February 8, 2019 issuance of 684 vested A ordinary shares.

PENSION BENEFITS IN 2019

None of our named executive officers participate in or have account balances in any defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN 2019

None of our named executive officers participate in any nonqualified deferred compensation plans maintained by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the agreements, plans, and arrangements that provide for payment to our current named executive officers at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities, as of December 31, 2019.

The amounts reflected below do not include life insurance payouts that would have been made to our named executive officers upon death on December 31, 2019. Mr. Gibbons has an additional voluntary life insurance policy that provides $300,000 in coverage and an additional voluntary accidental death and dismemberment insurance policy that provides $300,000 in coverage.

Cynthia Y. Valko

Under the 2018 Employment Agreement, Ms. Valko’s employment may be terminated at any time by us with or without cause or by Ms. Valko at any time.

•

Termination by Us for Cause. If Ms. Valko’s employment is terminated for cause, Ms. Valko would receive all accrued, but unpaid, base salary through the termination date and any vesting of restricted shares and/or options would cease.

Under the 2018 Employment Agreement, “cause” generally means (1) conduct of Ms. Valko constituting fraud, dishonesty, malfeasance, incompetence, gross misconduct, gross negligence; (2) Ms. Valko being officially charged with or indicted for a felony criminal offense involving violence or moral turpitude; (3) Ms. Valko failing to follow the lawful written instructions of the Chairman of the Board of Directors or the Board of Directors; (4) Ms. Valko’s violation of the Company’s governance, code of conduct, conflict of interest, or similar Company policies applicable to Company employees generally or senior executives generally.

•

Termination by Us Without Cause. If we terminate Ms. Valko without cause, Ms. Valko is entitled to severance payments equal to one month of base salary for each 12 months of employment prior to the date of termination subject to the execution of a general release, with such amount payable in a lump sum on the 60th day following Ms. Valko’s termination date.

•

Change in Control. All of Ms. Valko’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Ms. Valko’s unvested options, if any, see the description related to Ms. Valko in the “Outstanding Equity Awards at December 31, 2019” table above.

Assuming Ms. Valko’s employment was terminated under any of these circumstances or a change of control occurred on December 31, 2019, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause(1)	—	—	—	—	—
Without Cause	600,000	—	—	—	600,000
Change in Control(2)	—	3,528,000	—	—	3,528,000

(1)	We would have no further obligation to Ms. Valko except to pay her for all accrued, but unpaid, base salary through the termination date.

(2)

The option amount represents the value of the spread between the $17.87 exercise price and the closing price of $29.63 on December 31, 2019 for vested options to purchase 300,000 A ordinary shares granted in

2011. For the vested options to purchase A ordinary shares granted in 2014, the exercise price of $38.43 is above the closing price of $29.63 on December 31, 2019 and are of no value. For the vested options to purchase A ordinary shares granted in 2018, the exercise price of $50.00 is above the closing price of $29.63 on December 31, 2019 and are of no value.

Thomas M. McGeehan

Under Mr. McGeehan’s employment agreement with us, Mr. McGeehan’s employment may be terminated at any time by us with or without cause, or upon his death or disability, or by Mr. McGeehan upon 90 days’ written notice. For 12 months following Mr. McGeehan’s termination for any reason, Mr. McGeehan shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Us for Cause, Death, Disability or Resignation. If Mr. McGeehan’s employment is terminated because of death, disability, Mr. McGeehan’s resignation (other than as a result of our failure to offer a reasonable relocation package due to our relocation) or for cause, Mr. McGeehan would receive all accrued, but unpaid, base salary, and any vesting of restricted shares and/or options would cease.

Under Mr. McGeehan’s employment agreement, “cause” generally means (1) Mr. McGeehan substantially failing to perform his material duties after notice from us and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. McGeehan in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. McGeehan of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. McGeehan of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by the Board of Directors that Mr. McGeehan has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. McGeehan, or (7) Mr. McGeehan being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” generally means that Mr. McGeehan is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Us Without Cause or Termination by the Executive as a Result of Certain Relocation. If we terminate Mr. McGeehan without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. McGeehan (in both cases without us offering Mr. McGeehan a reasonable relocation package), Mr. McGeehan is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. McGeehan participates until the earlier of the end of the severance period or Mr. McGeehan becoming eligible for coverage by another employer and subject to Mr. McGeehan continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. McGeehan’s unvested restricted shares, unvested RSUs, and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. McGeehan’s unvested RSUs and restricted shares, if any, see the description related to Mr. McGeehan in the “Outstanding Equity Awards at December 31, 2019” table above.

Assuming Mr. McGeehan’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2019, and without taking into account any value assigned to Mr. McGeehan’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause or as a Result of Certain Relocation (2)	500,000	—	—	246	500,246
Change in Control(3)	—	—	220,269	—	220,269

(1)	We would have no further obligation to Mr. McGeehan, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	Total includes $246 for cost of yearly dental benefit.

(3)

Assumes continued employment following a change in control. If Mr. McGeehan were to be terminated without cause or if Mr. McGeehan terminates due to certain relocation within 12 months following a change in control, Mr. McGeehan would be entitled to the amount set forth above in “Change in Control” as well as the amount set forth above in “Without Cause or as a Result of Certain Relocation.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $29.63 on December 31, 2019.

Jonathan E. Oltman

Mr. Oltman is an at-will employee and does not have an employment contract or arrangement.

•

Termination by for Cause, Death, Disability, Resignation or Without Cause. If Mr. Oltman’s employment is terminated for any reason, except a change in control, Mr. Oltman would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares, RSUs and/or options shall cease.

•

Change in Control. All of Mr. Oltman’s unvested restricted shares, RSUs and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Oltman’s unvested RSUs and restricted shares, if any, see the description related to Mr. Oltman in the “Outstanding Equity Awards at December 31, 2019” table.

Assuming Mr. Oltman’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2019, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	—	—	—	—	—
Change in Control(2)	—	—	990,086	—	990,086

(1)	We would have no further obligation to Mr. Oltman, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)

Assumes continued employment following a change in control. If Mr. Oltman were to be terminated without cause, Mr. Oltman would be entitled to the restricted shares amount set forth above in “Change in Control,”

which includes unvested RSUs. The restricted shares amount represents all unvested RSUs and restricted shares multiplied by the closing price of $29.63 on December 31, 2019.

Thomas P. Gibbons

Mr. Gibbons is an at-will employee and does not have an employment contract or arrangement.

•

Termination by for Cause, Death, Disability, Resignation or Without Cause. If Mr. Gibbons’ employment is terminated for any reason, except a change in control, Mr. Gibbons would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares, RSUs and/or options shall cease.

•

Change in Control. All of Mr. Gibbons’ unvested restricted shares, RSUs and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Gibbons’ unvested RSUs and restricted shares, if any, see the description related to Mr. Gibbons in the “Outstanding Equity Awards at December 31, 2019” table.

Assuming Mr. Gibbons’ employment was terminated under any of these circumstances or a change in control occurred on December 31, 2019, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	—	—	—	—	—
Change in Control(2)	—	—	113,661	—	113,661

(1)	We would have no further obligation to Mr. Gibbons, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)

Assumes continued employment following a change in control. If Mr. Gibbons were to be terminated without cause, Mr. Gibbons would be entitled to the restricted shares amount set forth above in “Change in Control,” which includes unvested RSUs, if any. The restricted shares amount represents all unvested RSUs and restricted shares multiplied by the closing price of $29.63 on December 31, 2019.

Stephen Green

Under Mr. Green’s 2015 Employment Arrangement, Mr. Green’s employment may be terminated by Global Indemnity with or without cause or upon his death, disability or by Mr. Green upon three months’ notice. If Mr. Green is terminated without cause he shall receive one month severance for each year worked with Global Indemnity up to a maximum of twelve months’ severance and subject to the execution of a general release. If Mr. Green resigns for any reason, dies or becomes disabled and cannot continue to perform the functions of his job or Mr. Green is terminated for cause Mr. Green is not entitled to any severance. All unvested A ordinary shares are forfeited upon termination. All of Mr. Green’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Green’s unvested options and restricted shares, if any, see the description related to Mr. Green in the “Outstanding Equity Awards at December 31, 2019” table above.

Assuming Mr. Green’s 2015 Employment Arrangement was terminated under any of these circumstances or a change in control occurred on December 31, 2019 such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	200,000	—	—	—	200,000
Change in Control	—	—	77,897	—	77,897

(1)	We would have no further obligation to Mr. Green, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	Assumes continued employment following a change in control. The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $29.63 on December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2019 regarding the Company’s equity compensation plans. The only plan pursuant to which the Company may currently make additional equity grants is the Global Indemnity Limited 2018 Share Incentive Plan, which replaced the 2014 Share Incentive Plan. The 2014 Share Incentive Plan replaced the Global Indemnity plc 2014 Share Incentive Plan as a result of the Redomestication. The Global Indemnity plc 2014 Share Incentive plan had replaced the Global Indemnity plc 2003 Share Incentive Plan, which had expired per its terms on September 5, 2013. Outstanding grants were not affected by the Redomestication or the expiration of the Global Indemnity plc 2003 Share Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	800,000	(2)	$35.06	1,111,356
Equity compensation plans not approved by security holders	—		—	—
Total	800,000	(2)	$35.06	1,111,356

(1)	Does not include securities reflected in the column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)

Includes 300,000 options to acquire A ordinary shares granted under the 2003 Global Indemnity plc Share Incentive Plan and the 500,000 options to acquire A ordinary shares granted under the Global Indemnity plc 2014 Share Incentive Plan, as amended.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Ms. Valko.

This pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee for 2019 by selecting the middle employee calculated by ordering compensation of all employees, excluding Ms. Valko, from the highest to the lowest and selecting the employee at the center. We included all employees, as of December 31, 2019. As of December 31, 2019, we employed 392 persons in the United States, 21 employees in Ireland, and 2 employees in Bermuda. For United States based employees we used gross compensation as reported on the W-2, for Ireland based employees we used total play plus additional compensation as reported on our 2019 payroll summary (euros were converted to U.S. dollars using the exchange rate as of December 31, 2019), and for our Bermuda based employees we used 2019 gross compensation, which included annual salary plus any bonus payment plus any other compensation. Our median employee’s total compensation in 2019 was $99,515.

With respect to the annual total compensation of Ms. Valko, we used the amount in the “Total” column of our 2019 Summary Compensation Table included in this Annual Report, which was $1,317,004. Our 2019 ratio of chief executive officer total compensation to our median employee’s total compensation is 13.2:1.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

At December 31, 2019, our Compensation Committee consisted of James D. Wehr, Joseph W. Brown, and Michele A. Colucci. No member of the Compensation Committee during 2019 was an employee or an officer of Global Indemnity or its subsidiaries at any time during 2019 nor has any such person formerly been an officer of the Company. No executive officer of Global Indemnity served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board of Directors or the Compensation Committee during 2019.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our A and B ordinary shares as of April 2, 2020, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our named executive officers;

•	each of our current directors and director nominees;

•	each holder known to us to hold beneficially more than 5% of any class of our shares; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purposes.

As of April 2, 2020, the following share capital of Global Indemnity Limited was issued and outstanding:

•	10,185,459 A ordinary shares; and

•	4,133,366 B ordinary shares, each of which is convertible at any time at the option of the holder into one A ordinary share.

Based on the foregoing, and assuming each B ordinary share is converted into one A ordinary share in accordance with the Articles of Association, as of April 2, 2020, there would have been 14,318,825 A ordinary shares issued and outstanding. Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose of all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

	A Ordinary Shares		B Ordinary Shares		Total Voting Power(2)	% As- Converted Ownership(3)
Name and address of Beneficial Owner**	Shares	%	Shares	%	%	%
Saul A. Fox(4)	5,243,263	36.6	4,133,366	100	2.1	36.6
Fox Paine & Company, LLC and affiliated investment funds(5)	4,174,393	29.2	4,133,366	100	80.3	29.2
Richmond Hill Investments, LLC(6)	1,400,038	13.7	—	—	2.7	9.8
Hotchkis & Wiley Capital Management(7)	1,325,850	13.0	—	—	2.6	9.3
Richmond Hill Investment Co., LP(8)	997,188	9.8	—	—	1.9	7.0
Dimensional Fund Advisors LP(9)	835,356	8.2	—	—	1.6	5.8
BlackRock, Inc.(10)	645,401	6.3	—	—	1.3	4.5
Cynthia Y. Valko(11).	631,003	6.2	—	—	1.2	4.4
Seth J. Gersch(12)	125,199	1.2	—	—	*	*
Thomas M. McGeehan(13)	65,937	*	—	—	*	*
Jason B. Hurwitz(14).	52,537	*	—	—	*	*
Jonathan E. Oltman(13)	50,190	*	—	—	*	*
Stephen Green	32,059	*	—	—	*	*
Joseph W. Brown	23,972	*	—	—	*	*
Bruce R. Lederman	23,729	*	—	—	*	*
James D. Wehr	11,099	*	—	—	*	*
Thomas P. Gibbons(13)	9,450	*	—	—	*	*
Michele A. Colucci(15)	1,724	*	—	—	*	*
All directors and executive officers as a group (consists of 12 persons)	6,258,988	43.7	4,133,366	100	84.4	43.7

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o Global Indemnity Limited, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands, Attn: Walkers Global.

(1)

The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 2, 2020. In particular, A ordinary shares that may be acquired by a particular beneficial owner upon the conversion of B ordinary shares are deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by such beneficial owner, but are not deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by any other beneficial owner.

(2)

The percentages in this column represent the percentage of the total outstanding voting power of Global Indemnity Limited that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each B ordinary share has ten votes, and the denominator is the total number of votes to which all outstanding shares of Global Indemnity Limited are entitled, again taking into account that each B ordinary share has ten votes.

(3)

The percentages in this column represent the percentage of the total outstanding share capital of Global Indemnity Limited that a particular beneficial owner holds on an as-converted basis, assuming that each B ordinary share is converted into one A ordinary share. As of April 2, 2020 there were 14,318,825 A ordinary shares outstanding on an as-converted basis. The numerator used in this calculation is the total number of A ordinary shares each beneficial owner holds on an as-converted basis and the denominator is the total number of A ordinary shares on an as-converted basis.

(4)

988,370 of the A ordinary shares listed are held by Fox Mercury Investments, L.P. (collectively, with certain of its affiliates, the “FM entities”). Mercury Assets Delaware LLC and a subsidiary of Fox Paine Global, Inc. are the limited partners of Fox Mercury Investments, L.P. and a subsidiary of Fox Paine Global, Inc. is the general partner of Fox Mercury Investments, L.P. 80,500 of the A ordinary shares listed are held by Mercury Assets Delaware, LLC. Fox Paine & Company LLC is owned by Fox Paine Global, Inc. Mr. Fox is the founder and Chief Executive of Fox Paine & Company, LLC. The sole shareholder of Fox Paine Global, Inc. is Benjerome Trust. The sole member of Mercury Assets Delaware LLC is the Benjerome Trust. Mr. Fox is the sole trustee of the Benjerome Trust. Fox Mercury Investments, L.P. is a less than 10% shareholder of Fox Paine International GP, Ltd and does not control Fox Paine International GP, Ltd. The address for Fox Mercury Investments, L.P. is 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands. The address of Fox Paine Global, Inc. is 200 South Virginia Street, Suite 820, Reno, NV 89501. The address for Mr. Fox and the other entities is c/o Fox Paine & Company, LLC, 2105 Woodside Road, Suite D, Woodside, California 94062.

(5)

The security holders are: U.N. Holdings (Cayman), Ltd.; U.N. Holdings (Cayman) II, Ltd.; U.N. Co-Investment Fund III (Cayman), L.P.; and Fox Paine Capital Co-Investors International GP, Ltd. A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. are held by Fox Paine Capital Fund II International, L.P. (collectively, with U.N. Co-Investment Fund III (Cayman), L.P., the “Fox Paine Funds”, collectively with the FM Entities and Fox Paine & Company, LLC, the “Fox Paine Entities”). The sole general partner of Fox Paine Capital Fund II International, L.P. is FP International LPH, L.P. The sole general partner of FP International LPH, L.P. is Fox Paine International GP, Ltd. (“GPLTD”). As a result, each of Fox Paine Capital Fund II International, L.P., FP International LPH, L.P., and GPLTD may be deemed to control U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. The sole general partner of U.N. Co-Investment Fund III (Cayman), L.P. is Fox Paine Capital Co-Investors International GP, Ltd. The sole shareholder of Fox Paine Capital Co-Investors International GP, Ltd. is FP International LPH, L.P. As a result, each of Fox Paine Capital Co-Investors International GP, Ltd, FP International LPH, L.P. and GPLTD may be deemed to control U.N. Co-Investment Fund III (Cayman), L.P. In addition, pursuant to a management agreement with FP International LPH, L.P. and Fox Paine Capital Fund II International, L.P., Fox Paine & Company, LLC may be deemed to be the indirect beneficial owner of such securities by virtue of its dispositive power over securities held by FP International LPH, L.P. but does not have voting power over securities held by FP International LPH, L.P. (which voting power is retained by FP International LPH, L.P. and exercised by GPLTD, the general partner of FP International LPH, L.P.) Fox Mercury Investments, L.P. is a less than 10% shareholder of GPLTD and does not control GPLTD. GPLTD, as the general partner of FP International LPH, L.P., may terminate that management agreement at any time in its sole discretion. The address for the Fox Paine Funds is 190 Elgin Ave, George Town, Grand Cayman, KY1-9005, Cayman Islands.

(6)

Based on information provided pursuant to a Schedule 13G/A filed on January 10, 2018 with the Securities and Exchange Commission, which reported that Richmond Hill Investments, LLC, (“Richmond Hill”), an investment advisor, has shared dispositive power and shared power to direct the vote of 1,400,038 A ordinary shares with Essex Equity Joint Investment Vehicle, LLC (“Essex”) and John Liu, as the principal of Essex. Essex, the security holder of the securities identified herein, acts and holds such securities directly. The address for Mr. Liu, Essex and Richmond Hill is 375 Hudson Street, 12th Floor, New York, NY 10014.

(7)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2020, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to 1,325,850 A ordinary shares, has the power to direct the vote of 1,108,406 A ordinary shares and has no shared dispositive or voting power over the remaining A ordinary shares. The address for Hotchkis is 601 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(8)

Based on information provided pursuant to a Schedule 13G/A filed on February 14, 2019 with the Securities and Exchange Commission, which reported that Richmond Hill Investment Co., LP, (“Richmond Hill Investment”), an investment advisor, has shared dispositive power and shared power to direct the vote of 997,188 A ordinary shares with Richmond Hill Capital Management, LLC (“Richmond Hill Capital”) and Ryan P. Taylor, the principal of Richmond Hill Capital. Richmond Hill Capital, the security holder of the securities identified herein, acts and holds such securities directly. The address for Mr. Taylor, Richmond Hill Investment and Richmond Hill Capital is 375 Hudson Street, 12th Floor, New York, NY 10014.

(9)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020, which reported that Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, has sole dispositive power as to 835,356 A ordinary shares, has the power to direct the vote of 801,310 A ordinary shares, and has no shared dispositive or voting power over the remaining A ordinary shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)

Based on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2020, which reported that BlackRock, Inc. (“BlackRock”), an investment advisor, has sole dispositive power as to 645,401 A ordinary shares, has the power to direct the vote of 626,346 A ordinary shares, and has no shared dispositive or voting power over the remaining A ordinary shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(11)	Includes 600,000 A ordinary shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(12)	Mr. Gersch is a less than 10% shareholder of Fox Paine International GP, Ltd. and does not control Fox Paine International GP, Ltd.

(13)	Includes A ordinary shares subject to restricted share units.

(14)	Mr. Hurwitz is a less than 10% shareholder of Fox Paine International GP, Ltd. and does not control Fox Paine International GP, Ltd.

(15)	Ms. Colucci is a less than 10% shareholder of Fox Paine International GP, Ltd. and does not control Fox Paine International GP, Ltd.

Related Party Transactions

The Audit Committee of our Board of Directors is responsible for reviewing and approving related party transactions and making recommendations with respect to related party transactions to our Board of Directors for its formal approval. If a member of the Audit Committee or our Board of Directors is a party to the transaction, he or she will not vote on the approval of the transaction.

Generally, the Audit Committee reviews all transactions with related parties, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” includes any executive officer, director, nominee for director or beneficial holder of more than 5% of our A ordinary shares or B ordinary shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Charter of our Audit Committee provides that the Audit Committee shall (a) review and discuss with management and our outside auditors all related party transactions that are relevant to an understanding of our financial statements, (b) review and discuss with management and our outside auditors any of our material financial or non-financial arrangements that do not appear in our financial statements and (c) develop policies and procedures for ongoing review of related party transactions and review and approve all related party transactions. In addition, on a quarterly basis management notes each related party transaction that was entered into since the prior meeting of our Board of Directors and the status of each related party transaction that is currently active.

Memorandum and Articles of Association

Pursuant to our Memorandum and Articles of Association, amended and restated as of November 4, 2016, the Fox Paine Funds have the right to appoint a number of directors equal in aggregate to the Fox Paine Entities’ percentage beneficial ownership of voting shares of Global Indemnity for so long as the Fox Paine Entities beneficially own shares representing an aggregate of 25% or more of the voting power in Global Indemnity. The Fox Paine Funds and FM Entities (collectively with Fox Paine & Company, LLC, the “Fox Paine Entities”) beneficially own shares representing approximately 80% and 2% respectively of the voting power of Global Indemnity as of April 2, 2020 and, therefore, the Fox Paine Funds have the right to appoint seven of our eight current directors. All of the directors and nominees listed herein have been nominated in accordance with such provisions.

Management Agreement

On October 31, 2013, Global Indemnity (Cayman), Ltd. (“Global Indemnity Cayman”), a wholly owned subsidiary of the Company, entered into an Amendment and Restatement of the Management Agreement with Fox Paine & Company, LLC (the “Amended and Restated Agreement”). The Amended and Restated Agreement reflects the fourth amendment to the original management agreement, which was entered into on September 5, 2003 when the Fox Paine Funds made their initial investment in the predecessor companies of the Company. The Company’s subsidiaries, United America Indemnity, Ltd. (“United America”), Global Indemnity Reinsurance Company, Ltd., and Global Indemnity Group, Inc., now Global Indemnity Group, LLC, guaranteed Global Indemnity Cayman’s payment obligations under the Amended and Restated Agreement. In connection with, and effective upon, the Redomestication, Global Indemnity plc and the Company entered into a confirmation letter with Fox Paine & Company, LLC waiving any fees owed to Fox Paine & Company, LLC pursuant to the Amended and Restated Agreement in connection with the Redomestication and assigned the Amended and Restated Agreement to the Company. Additionally, Global Re and Global Indemnity Group, Inc., in connection with, and effective upon, the Redomestication reaffirmed their guarantee of the payment obligations under the Amended and Restated Agreement. United America was merged into the Company and no longer exists.

Prior to entering into the Amended and Restated Agreement, Global Indemnity Cayman paid Fox Paine & Company, LLC a $1.5 million annual management fee (“Annual Service Fee”) in exchange for Fox Paine & Company, LLC’s ongoing provision of management services to Global Indemnity Cayman and its affiliates. With the Amended and Restated Agreement, the $1.5 million Annual Service Fee is adjusted to reflect the aggregate increase in the CPI-U from August 31, 2003 to August 31, 2013, to $1.9 million. The Annual Service Fee will be adjusted on an ongoing basis annually to reflect the year over year change in the CPI-U. Beginning on September 5, 2014, payment of the Annual Service Fee is deferred until a change of control or September, 2018, whichever occurs first, in exchange for an annual adjustment equal to the percentage rate of return the Company earns on its investment portfolio multiplied by the aggregate Annual Service Fees and adjustment amounts accumulated and unpaid through such date. On September 5, 2018, the Company paid Fox Paine & Company, LLC $8,234,905 for the deferred Annual Service Fee. On November 1, 2018, the Company paid Fox Paine & Company, LLC $2,048,857 for the Annual Service Fee for the period beginning September 2018. On October 4, 2019, the Company paid Fox Paine & Company, LLC $2,084,707 for the Annual Service Fee for the period beginning September 2019.

In addition, upon the consummation of a “change of control” transaction in connection with the termination of management services, Global Indemnity Cayman will pay Fox Paine & Company, LLC a cash fee in an amount to be agreed upon, plus reimbursement of expenses. Fox Paine & Company, LLC will also receive a cash transaction fee in amount to be agreed upon, plus reimbursement of expenses, upon the consummation of a “change of control” transaction.

Global Indemnity Cayman has agreed to indemnify Fox Paine & Company, LLC and other indemnified parties against various liabilities that may arise as a result of the management services and advisory services they have provided or will provide.

Indemnification Agreement

Pursuant to the 2010 redomestication to Ireland, United America Indemnity entered into an indemnification agreement with one of the Fox Paine Funds with respect to certain potential U.S. and Irish tax liabilities. In connection with, and effective upon, the Redomestication the indemnification agreement was assigned to and assumed by the Company.

In general, no gain should be recognized for U.S. federal income tax purposes by the indirect owners of the Fox Paine Funds solely as a result of the 2010 redomestication transaction. Nevertheless, we may engage in certain internal restructuring transactions involving transfers of assets to subsidiaries of the Company, which, under U.S. tax law, could require certain indirect owners of the Fox Paine Funds to enter into an agreement with the U.S. Internal Revenue Service in order not to recognize gain. Under the agreement with the U.S. Internal Revenue Service, the affected indirect owners of the Fox Paine Funds would agree to pay tax on their gain not taxed at the time of the redomestication to Ireland, together with interest on such tax, if a “triggering event” occurs. A triggering event would be deemed to occur if, among other things, we dispose of shares of any such transferee subsidiaries or dispose of substantially all the transferred assets, including potentially in other internal reorganizations, to the extent such indirect owners have not previously disposed of our shares in a taxable transaction. In connection with our agreement with the Fox Paine Funds, we will have to indemnify the affected indirect owners of the Fox Paine Funds for any tax cost to them (including interest on tax and penalties, if any) of any triggering event and such affected indirect owners will pay us an amount equal to any tax benefits, if any, realized by them as a result of a triggering event for which they were indemnified, provided that the indirect owners will not be required to pay any amount of tax benefits in excess of the tax costs for which we have indemnified them. A sale or other disposition by these indirect owners of our ordinary shares will not constitute a triggering event for this purpose. In addition, the indemnification agreement with the Fox Paine Funds will provide that, under certain circumstances, in the event the conversion of our Class B ordinary shares to Class A ordinary shares or a sale or other disposition of our ordinary shares by any of the Fox Paine Funds is subject to Irish stamp duty, we (or a foreign subsidiary of the Company) will indemnify the Fox Paine Funds and their transferees against such Irish stamp duty. To date, the Company has not been made aware by the Fox Paine Funds that it has incurred any Irish stamp duty.

Other Fees to Fox Paine & Company, LLC

In addition to the Annual Service Fee under the Amended and Restated Management Agreement, as previously disclosed, Fox Paine & Company, LLC may also propose and negotiate transaction fees with the Company subject to the provisions of the Company’s related party transaction policies including approval of the Company’s Audit Committee of the Board of Directors, for those services from time to time. Each of the Company’s transactions with Fox Paine & Company, LLC described below were reviewed and approved by the Company’s Audit Committee, which is composed of independent directors, and the Board of Directors (other than Mr. Fox who is not a member of the Audit Committee and recused himself from the Board of Director’s deliberations).

Recapitalization and Reorganization Transactions Fee

On April 25, 2018, the Company and its indirect wholly owned subsidiaries (including Global Indemnity Group, Inc., now Global Indemnity Group, LLC (“GIGI”) and Global Re) entered into a series of recapitalization and reorganization transactions (collectively, the “Reorganization”) designed to improve the Company’s annual results and long-term financial performance. Pursuant to the Reorganization, the Company’s affiliated group implemented the following, among other things: (i) GIGI became a subordinated co-obligor with the Company under the Company’s 7.75% Subordinated Notes due in 2045 and its 7.875% Subordinated Notes due in 2047, (ii) GIGI agreed to provide capital to Global Re from time to time to satisfy Global Re’s obligations incurred in connection with its insurance and reinsurance business and (iii) GIGI received a promissory note from the Company, which was subsequently assigned within the Company’s affiliated group in connection with the settlement of certain intra-group indebtedness.

Fox Paine & Company, LLC acted as financial advisor to the Company’s affiliated group in connection with the design, structuring and implementation of the Reorganization. Fox Paine & Company, LLC’s services for the Company’s affiliated group in connection with the Reorganization were performed during the first and second quarter of 2018. The total fee for these services was $12.5 million, which was paid in June 2018. As with each of the Company’s transactions with Fox Paine & Company, LLC, this transaction was reviewed and approved by the Company’s Audit Committee and the Board of Directors (other than Mr. Fox who recused himself), and, in connection with its review and approval of this transaction, the Audit Committee also engaged its own investment banking firm for advice.

Illiquid Investment Fund Divestiture Fee

On December 21, 2018, GIGI exited an investment in a private credit fund pursuant to a sale of GIGI’s investment to third parties at par plus accrued interest. Fox Paine & Company, LLC provided services to GIGI in connection with the sale, including conducting due diligence to evaluate the private fund, recommending that GIGI withdraw from the private fund, and conducting extended negotiations with the private fund to secure GIGI’s withdrawal from the private fund on favorable terms. Fox Paine & Company, LLC’s services for GIGI in connection with the sale were performed during the second, third, and fourth quarters of 2018. The total fee for these services was $2 million.

Confidentiality Agreement

On September 17, 2017, the Company and Fox Paine & Company, LLC entered into a confidentiality agreement whereby Fox Paine & Company, LLC agrees to keep confidential proprietary information, as defined in the confidentiality agreement, it receives regarding the Company from time to time, including proprietary information it may receive from director or director nominees appointed by the Fox Paine Funds.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2019.

The Audit Committee operates under a charter adopted by our Board of Directors. A copy of our Audit Committee Charter is available on our website at www.global-indemnity.com. In performing all of its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditor who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2019.

The Audit Committee discussed with EY, our independent auditor, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee received written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The Audit Committee

Seth J. Gersch, Chairman; Michele A. Colucci,
Jason B. Hurwitz, and Bruce R. Lederman

Shareholder Proposals

Under the rules and regulations promulgated by the SEC, certain shareholder proposals may be included in our proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for the annual general meeting to be held in 2021 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our Chief Executive Officer c/o Global Indemnity Limited, on or before December 31, 2020.

Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Chief Executive Officer c/o Global Indemnity Limited, 27 Hospital Road, George Town Grand Cayman, KY1-9008, Cayman Islands, Attn: Walkers Global on or before March 15, 2021 or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, our form of proxy will confer discretionary authority to vote on any such proposal with respect to all proxies submitted to the Company.

Per our articles of association, general meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Company’s registered office specifying the objects of the meeting and signed by the requisitionists, and the Directors shall convene any such meeting within 21 days of, and for a date not later than 90 days after, the date of such deposit. This method of convening a general meeting is in addition to, and separate from, the rights of a shareholder to have a proposal included in the proxy statement in accordance with the rules of the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of the reports that we have received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the reporting persons for 2019 were made on a timely basis except for the following filings we filed late on behalf of the reporting persons: Mr. Oltman on one Form 4 filing with respect to one transaction; Mr. Gibbons on one Form 3 filing; and Ms. Colucci on one Form 3 filing.

Other Matters

Our management knows of no matters to be presented at the Annual General Meeting or any adjournments or postponements thereof other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters and the persons voting the shares subject to such proxies will vote on such matters in accordance with their discretion.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you send a written request to our Secretary c/o Global Indemnity Limited, 27 Hospital Road, George Town Grand Cayman KY1-9008, Cayman Islands, Attn: Walkers Global or request copies by calling +1 (345) 949-0100. If you want to receive separate copies of our Proxy Statement, Annual Report and 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee.

* * *

Upon request, we will furnish to record and beneficial owners of our A and B ordinary shares, free of charge, a copy of our Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2019. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Chief Executive Officer c/o Global Indemnity Limited, 27 Hospital Road, George Town Grand Cayman KY1-9008, Cayman Islands, Attn: Walkers Global or e-mailed to info@globalindemnity.ky. These items are also available at our website: www.global-indemnity.com.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends you vote FOR Proposals 1, 2, 3, and 4.
1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1a. Saul A. Fox	☐	☐	☐	1b. Joseph W. Brown	☐	☐	☐	1c. Michele A. Colucci	☐	☐	☐
	1d. Seth J. Gersch	☐	☐	☐	1e. Jason B. Hurwitz	☐	☐	☐	1f. Bruce R. Lederman	☐	☐	☐
	1g. Cynthia Y. Valko	☐	☐	☐	1h. James D. Wehr	☐	☐	☐
2.	To act on various matters concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity Limited to vote, as proxy, on such matters.				For Against Abstain ☐ ☐ ☐	3.	To ratify the appointment of Global Indemnity Limited’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to determine its fees.			For ☐	Against ☐	Abstain ☐
4.

To approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in the proxy statement for the 2020 Annual General Meeting.

☐ ☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

037XVA

IF YOU PLAN TO ATTEND THE 2020 ANNUAL GENERAL MEETING, PLEASE BRING,

IN ADDITION TO THIS ADMISSION TICKET, A FORM OF PHOTO IDENTIFICATION.

ADMISSION TICKET

GLOBAL INDEMNITY LIMITED

2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 17, 2020, 11:00 A.M., Cayman Time

Walkers Ltd.

190 Elgin Avenue

George Town, Grand Cayman KY1-9001

Cayman Islands

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER.

FOR DIRECTIONS TO THE 2020 ANNUAL GENERAL MEETING, PLEASE CALL +1 (345)949-0100

NOTE: NO CAMERAS, RECORDING EQUIPMENT, ELECTRONIC DEVICES, LARGE BAGS,

BRIEFCASES OR PACKAGES WILL BE PERMITTED IN THE ANNUAL GENERAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Notice of Annual General Meeting and Proxy Statement are available on or about April 30, 2020, at https://www.envisionreports.com/GBLI.

  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

2020 Annual General Meeting of Shareholders June 17, 2020, 11:00 A.M. Cayman Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephen W. Ries and Thomas M. McGeehan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of A and B ordinary shares of GLOBAL INDEMNITY LIMITED that the shareholder(s) is/are entitled to vote at the 2020 Annual General Meeting of shareholder(s) to be held at 11:00 A.M., Cayman Time on 17 June 2020, at Walkers Ltd., 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof, including adjournment and postponement of the Annual General Meeting and any other matters incident to the conduct of the Annual General Meeting. Any prior proxy is hereby revoked by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2020 Annual General Meeting of Shareholders and any adjournment or postponement thereof.

Continued on reverse side.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends you vote FOR Proposals 1, 2, 3, and 4.
1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1a. Saul A. Fox	☐	☐	☐	1b. Joseph W. Brown	☐	☐	☐	1c. Michele A. Colucci	☐	☐	☐
	1d. Seth J. Gersch	☐	☐	☐	1e. Jason B. Hurwitz	☐	☐	☐	1f. Bruce R. Lederman	☐	☐	☐
	1g. Cynthia Y. Valko	☐	☐	☐	1h. James D. Wehr	☐	☐	☐
2.	To act on various matters concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity Limited to vote, as proxy, on such matters.				For Against Abstain ☐ ☐ ☐	3.	To ratify the appointment of Global Indemnity Limited’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to determine its fees.			For ☐	Against ☐	Abstain ☐
4.

To approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed pursuant to the rules of the Securities and Exchange Commission as set forth in the proxy statement for the 2020 Annual General Meeting.

☐ ☐ ☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

037XWA

  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

2020 Annual General Meeting of Shareholders June 17, 2020, 11:00 A.M. Cayman Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephen W. Ries and Thomas M. McGeehan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of A and B ordinary shares of GLOBAL INDEMNITY LIMITED that the shareholder(s) is/are entitled to vote at the 2020 Annual General Meeting of shareholder(s) to be held at 11:00 A.M., Cayman Time on 17 June 2020, at Walkers Ltd., 190 Elgin Avenue, George Town, Grand Cayman KY1-9001 Cayman Islands, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof, including adjournment and postponement of the Annual General Meeting and any other matters incident to the conduct of the Annual General Meeting. Any prior proxy is hereby revoked by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2020 Annual General Meeting of Shareholders and any adjournment or postponement thereof.

Continued on reverse side.